Exhibit 10.26

CERTAIN IDENTIFIED INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT BECAUSE IT IS (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. “[***]” INDICATES THAT INFORMATION HAS BEEN REDACTED.

AMENDED AND RESTATED TRADEMARK LICENSE AGREEMENT

AMENDED AND RESTATED TRADEMARK LICENSE AGREEMENT

This AMENDED AND RESTATED TRADEMARK LICENSE AGREEMENT (this “Agreement”) is effective as of [DE-SPAC CLOSING DATE], (the “Effective Date”) by and among American Express Travel Related Services Company, Inc., a New York corporation (“Licensor”) and GBT Travel Services UK Limited, a limited liability company organized under the laws of England and Wales (“Licensee”) (Licensor and Licensee each a “Party” and collectively the “Parties”), and (i) solely for the purposes of Section 1.2, GBT JerseyCo Limited, a limited liability company organized under the laws of Jersey (“GBT Jersey”), (ii) solely for the purposes of Section 1.3 and Section 3.1(c)(i), GBT US LLC, a Delaware limited liability company (“GBT US”), (iii) solely for the purposes of Section 1.2, Section 2.1(c)(i) and Section 13.4, Global Business Travel Group, Inc., a Delaware corporation (“GBT Holdco”), and (iv) solely for the purposes of Section 1.3, GBT III B.V., a private company with limited liability organized under the laws of the Netherlands (“GBT III B.V.”).

WITNESSETH

WHEREAS, Licensor, GBT US and GBT III B.V., entered into a Trademark License Agreement, dated June 30, 2014 (as amended from time to time, the “Original Trademark License Agreement”);

WHEREAS, pursuant to the Original Trademark License Agreement, Licensor granted to GBT US, and GBT US acquired from Licensor, a license under the Primary Licensed Mark and the Phase-Out M&E Licensed Mark (each as defined below) for GBT US and each Affiliate of GBT III B.V. granted a sublicense thereunder (GBT US and such Affiliates, collectively, the “GBT Entities”) to use the Primary Licensed Mark and the Phase-Out M&E Licensed Mark, subject to the terms and conditions thereof, for the mutual benefit Licensor and the GBT Entities, and GBT III B.V. agreed to cause the GBT Entities to comply with such terms and conditions;

WHEREAS, in connection with a corporate restructuring, among other things, GBT III B.V. became an indirect wholly-owned subsidiary of GBT Jersey and GBT III B.V. assigned to GBT Jersey, and GBT Jersey assumed and agreed to perform, all rights, duties and obligations of GBT III B.V. under the Original Trademark License Agreement;

WHEREAS, Licensor has agreed to grant Licensee (i) a continued license under the Primary Licensed Mark and the Phase-Out M&E Licensed Mark (subject to Section 2.3) and (ii) a license under the M&E Licensed Mark under the terms and conditions set forth herein; and

WHEREAS, in connection with the consummation of the transactions contemplated by that certain Business Combination Agreement, dated as of December 2, 2021, by and between GBT Jersey and Apollo Strategic Growth Capital, a Cayman Islands exempted company (“Acquiror”), pursuant to which, among other things, Acquiror will migrate to Delaware and domesticate as GBT Holdco, a direct parent of GBT Jersey and an indirect parent of Licensee, the Parties have agreed to amend and restate the Original Trademark License Agreement with this Agreement, which shall be effective as of the Effective Date.

NOW, THEREFORE, in consideration of the promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties mutually agree as follows:

Article I
DEFINITIONS; ASSIGNMENT

Section 1.1            Defined Terms. As used herein, the following terms have the following meanings:

"Acquiror" shall have the meaning set forth in the recitals.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, including its Subsidiaries; provided, however, that, for purposes of this Agreement, (i) none of Licensor, Juweel Investors Limited (“Juweel”), or any successor thereto, or any other shareholder of GBT Holdco and its direct and indirect equity holders, or any of their respective Affiliates, shall be deemed an Affiliate of GBT Holdco or any of its Subsidiaries, (ii) GBT Holdco and each of its Subsidiaries shall not be deemed to be an Affiliate of any of Licensor, Juweel or any other shareholder of GBT Holdco and its direct and indirect equity holders, or any of their respective Affiliates, and (iii) for the avoidance of doubt, GBT Holdco and its Subsidiaries shall be deemed to be Affiliates of Licensee and its Subsidiaries. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. For the avoidance of doubt, no (x) GBT Joint Venture Company in which Licensee or any of its Affiliates directly or indirectly owns less than a majority of the outstanding voting interests or (b) TPN Member shall be deemed Affiliates of Licensee.

“Agreement” shall have the meaning set forth in the preamble.

“American Express Logo” shall mean the American Express blue box logo.

“Amex Competitor” shall mean each Person listed on Schedule J hereto, as may be amended from time to time in accordance with Schedule J.

“Amex Notice” shall have the meaning set forth in Section 8.6.

“Amex Trademarks” shall mean the name “American Express” and the American Express Logo, and any other Trademarks owned by Licensor or its Affiliates, and any other Trademarks employing, including or consisting of, in part or in whole, such name or logo or any part or variations of any of the foregoing or translation or use in any language or any Trademarks confusingly similar to any of the foregoing together with all goodwill associated with any of the foregoing (including, for the avoidance of doubt, any usage of “AX”, “AXP”, “AE”, “AMEXCO” or “Amex” or American Express Logo).

“Applicable Law and Requirements” shall mean the Compliance Protocols, the GBT CE Protocols, the Specified Laws and any other applicable Laws.

“Approved Sublicense Template” shall have the meaning set forth in Section 2.2(b)(i).

“Authorized TPN Contracts” shall have the meaning set forth in Schedule A.

“Banking Laws” shall mean the Bank Holding Company Act of 1956, as amended or any other applicable banking Laws, regulations and agency interpretations and guidance.

“Baseline NPS” shall have the meaning set forth in Section 7.3(a)(i)(2).

“Bleisure Services” shall mean Leisure Travel Services booked through Licensee, its Affiliates or the entities and individuals that provide travel agency services and receive certain technology, support or other services from Licensee or its Affiliates (“Independent Travel Advisors”) as a result of direct marketing by Licensee or its Affiliates using the Licensed Mark to the travel departments of Licensee’s or its Affiliates’ Business Entity clients (but not, for the avoidance of doubt, directly to their respective employees) to inform them that their respective employees may book the Leisure Travel Services through Licensee, its Affiliates or Independent Travel Advisors.

“Brand” or “Branding” shall mean use of the Licensed Mark (i) within the name, stylized name, logo or other identifier for any product or service (for example, as it relates to GBT’s SAF product, “American Express GBT SAF”, “SAF by American Express GBT”, “SAF presented by American Express GBT”, “SAF brought to you by American Express GBT”), or (ii) on packaging created specifically for distribution with any product or service). For the avoidance of doubt, the following shall not constitute “Branding” under this Agreement: (x) GBT stating, for example, that “GBT offers SAF products and services”, (y) use of the Licensed Mark in disclosure materials to describe its products and services, or (z) use of the Licensed Mark in GBT’s marketing materials for applicable products and services (subject to Section 5.4(a)).

“Brand Guidelines” shall have the meaning set forth in Section 6.1(a)(i).

“Brand Rehabilitation Fund” shall have the meaning set forth in Section 7.3(a)(iii).

“Brand Rehabilitation Fund Payment” shall have the meaning set forth in Section 7.3(b)(iii).

“Brand Review Board” shall have the meaning set forth in Section 7.3(e).

“Brand Transition Plan” shall have the meaning set forth in Section 9.1(a).

“Business” shall mean, collectively, the Travel Business (which, for the avoidance of doubt, excludes retail travel and travel-related services to consumers for recreation, entertainment or tourism purposes other than Bleisure Services and as used in Section 2.1(f)(ii)(1)), the M&E Business and Bleisure Services.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City or London.

“Business Entities” shall mean any business entities (whether for-profit, not for-profit or non-profit), governments, governmental agencies, government organizations or other entities.

“CEO Deadline” shall have the meaning set forth in Section 1.3(b) of Schedule M.

“Compliance Protocols” shall mean risk and compliance policies and practices related to GBT compliance and enterprise compliance, including, without limitation, an ombuds office or office performing a similar function where employees of GBT Holdco or any of its Subsidiaries can lodge complaints regarding regulatory, legal, compliance or policy violations.

“Consumer Services Operating Agreement” shall mean the Consumer Services Operating Agreement, dated as of June 30, 2014, by and between Licensor and Licensee.

“Corporate Transaction Document” shall have the meaning set forth in Section 6.3.

“CSAT” shall have the meaning set forth in Section 7.1.

“De-Control Election” shall have the meaning set forth in Section 8.6.

“Designated TPN Members” shall have the meaning set forth in Section 2.2(f)(ii).

“Direct-Booking Channel” shall mean any interface or interaction, regardless of the channel or medium (e.g., phone; online; mobile applications), for booking travel reservations.

“Dispute Notice” shall have the meaning set forth in Section 1.2 of Schedule M.

“Effective Date” shall have the meaning set forth in the preamble.

“Escalation Deadline” shall have the meaning set forth in Section 1.3(b) of Schedule M.

“Existing GBT Joint Venture Company Agreements” shall have the meaning set forth in Section 2.2(f)(i).

“Existing Materials” shall have the meaning set forth in Section 2.3.

“Existing TPN Contract” shall have the meaning set forth in Section 2.2(f)(ii).

“GBT CE Protocols” shall mean GBT’s Code of Conduct and its policies and procedures that are relevant to a controlled entity of American Express Company pursuant to GBTMP37, subject to the requirements for GBT’s policies set forth in the Shareholders Agreement.

“GBT Entities” shall have the meaning set forth in the recitals.

“GBT Group” shall mean GBT Holdco and its Affiliates from time to time.

“GBT Holdco” shall have the meaning set forth in the preamble.

“GBT Jersey” shall have the meaning set forth in the preamble.

“GBT Joint Venture Companies” shall mean those companies in which Licensee and its Affiliates hold less than a 100% interest as listed in Schedule B.

“GBT Joint Venture Non-Compliance Event” shall have the meaning set forth in Section 2.2(b)(i).

“GBT Marks” shall mean “Global Business Travel” and “GBT” as word marks or design marks excluding any rights or goodwill that may be associated with the use of such terms in combination or connection with any other Trademarks, including any Amex Trademarks.

“GBT Notice” shall have the meaning set forth in Section 8.6.

“GBT Sublicense Agreement” shall have the meaning set in Section 1.3.

“GBT III B.V.” shall have the meaning set forth in the preamble.

“GBT US” shall have the meaning set forth in the preamble.

“Global Commercial Services Operating Agreement” shall mean the Global Commercial Services Operating Agreement, dated as of June 30, 2014, by and between Licensor and Licensee.

“Immediate Termination Event” shall have the meaning set forth in Section 8.4(c).

“Independent Travel Advisors” shall have the meaning set forth in the definition of Bleisure Services.

“Initial Term” shall have the meaning set forth in Section 8.1.

“Law” shall mean any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) or any regulatory directive.

“Leisure Marketing Restrictions” shall have the meaning set forth in Section 2.1(c).

“Leisure Travel Services” shall mean retail travel and travel-related services to consumers for recreation, entertainment or tourism purposes, including such services provided by American Express Travel & Lifestyle Services (Licensor’s global consumer travel business unit), but excluding, for the avoidance of doubt, any business, activity or operations within the scope of the Business.

“Licensed Domain Names” shall have the meaning set forth in Section 3.1(c)(ii).

“Licensed Mark” shall mean, collectively, the Primary Licensed Mark and the M&E Licensed Mark.

“Licensee” shall have the meaning set forth in the preamble.

“Licensor” shall have the meaning set forth in the preamble.

“Licensor Reviewed Materials” shall have the meaning set forth in Section 5.3(a)(ii).

“Liquidated Damages Payment” shall mean an amount equal to (a) [***] with respect to any material breach of the Payment Provider Obligations or Leisure Marketing Restrictions first occurring on or prior to the [***] anniversary of the Effective Date or (b) [***], with respect to any material breach of the Payment Provider Obligations or Leisure Marketing Restrictions first occurring after the [***] anniversary of the Effective Date and on or prior to the [***] anniversary of the Effective Date.

“Losses” shall have the meaning set forth in Section 12.1.

“M&E Business” shall mean the business of providing meetings and events services (included, but not limited to, booking venue sourcing, meeting planning and group air booking services for meetings and events of Business Entities).

“M&E Licensed Mark” shall mean the mark “AMERICAN EXPRESS GBT MEETINGS & EVENTS”, either as a word mark or in a “Lock-Up” with the American Express Logo, each solely in the format, style and appearance as depicted on Schedule C, subject to the terms of this Agreement (including Section 6.1).

“Marketing or Solicitation” or “Market or Solicit” shall mean any marketing, advertising, promotional or solicitation materials or activities, or related materials or activities in any form of media, including any direct mail, email, mobile, online, social media, telemarketing, scripts, trade shows and sales presentations and meetings, in each case, excluding Branding.

“Marketing Materials” shall have the meaning set forth in Section 5.3(a)(i).

“Marketing Review Team” shall have the meaning set forth in Section 5.3(a)(i).

“Major Brand Event” shall have the meaning set forth in Section 7.3(a)(ii).

“Measurement Period” shall have the meaning set forth in Section 7.1.

“Minimum CSAT” shall have the meaning set forth in Section 7.3(a)(i)(3).

“Minimum NPS” shall have the meaning set forth in Section 7.3(a)(i)(1).

“Minor Brand Event” shall have the meaning set forth in Section 7.3(a)(i).

“Non-Business Services” shall mean (i) Leisure Travel Services (other than Bleisure Services); and (ii) any business, activities or operations outside the Business, including without limitation commercial payments (subject to Licensee’s and its Affiliates’ rights under the last sentence of Section 6.6(a)). For the avoidance of doubt, Non-Business Services shall exclude Pre-Approved New Products and Pre-Existing Offerings.

“Non-Compliant Existing GBT Joint Venture Company Agreements” shall have the meaning set forth in Section 2.2(f)(i).

“Non-Compliant Existing TPN Contracts” shall have the meaning set forth in Section 2.2(f)(iii).

“Notice of Insufficiency” shall have the meaning set forth in Section 5.4(a)(i)(2).

“NPS” shall have the meaning set forth in Section 7.1.

“Offered Securities” shall mean (i) equity securities or (ii) securities convertible into or exercisable or exchangeable for equity securities, in each case other than Excluded Securities.

“Original Trademark License Agreement” shall have the meaning set forth in the recitals.

“Other Business Travel Services” shall mean services related to business travel other than business travel services, meetings and event services and business consulting services.

“Party” or “Parties” shall have the meaning set forth in the preamble.

“Payment Provider Obligations” shall mean (a) those obligations of Licensee and its Affiliates set forth in Sections 2.08(a) and 2.08(b) of the Global Commercial Services Operating Agreement, (b) those obligations of Licensee and its Affiliates set forth in Section 2.10(a) of the Consumer Services Operating Agreement and (c) those obligations of Licensee and its Affiliates set forth in Section 6.6 hereof.

“Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, government (or any department or agency thereof) or other entity.

“Phase-Out M&E Licensed Mark” shall mean the mark “AMERICAN EXPRESS MEETINGS & EVENTS”, either as a word mark or in a “Lock-Up” with the American Express Logo, each solely in the format, style and appearance as depicted on Schedule C, subject to the terms of this Agreement (including Section 6.1 and Section 2.3).

“Pre-Approved New Products” shall have the meaning set forth in Section 5.4(a)(i)(5).

“Pre-Existing Agreements” shall have the meaning set forth in Section 2.2(f).

“Pre-Existing Offerings” shall have the meaning set forth in Section 5.4(a)(ii).

“Primary Licensed Mark” shall mean the mark “AMERICAN EXPRESS GLOBAL BUSINESS TRAVEL”, either as a word mark or in a “Lock-Up” with the American Express Logo, each solely in the format, style and appearance as depicted on Schedule C, subject to the terms of this Agreement (including Section 6.1).

“Proposed Branded Other Business Travel Services” shall have the meaning set forth in Section 5.4(a)(i)(1).

“QC Guidelines” shall have the meaning set forth in Section 5.2(a).

“Registration Statement” shall have the meaning set forth in Section 6.3.

“Renewal Term” shall have the meaning set forth in Section 8.2.

“Sanctions Regulations” shall mean any program, regulation or rule administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the Member States of the European Union, or other relevant governmental (either individual or multi-national) sanctions authority.

“Securities Documents” shall have the meaning set forth in Section 6.3.

“Shareholders Agreement” shall mean that certain Amended and Restated Shareholders Agreement, dated as of the Effective Date, by and among GBT Holdco, GBT Jersey, American Express Travel Holdings Netherlands Coöperatief U.A., a cooperative organized under the laws of the Netherlands, Juweel Investors (SPC) Limited, an exempted segregated portfolio company with limited liability incorporated under the laws of the Cayman Islands and EG Corporate Travel Holdings LLC, a Delaware, United States limited liability company.

“Specified Laws” shall mean the Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, the Sanctions Regulations or any other applicable anti-bribery, anti-corruption, anti-money laundering or sanctions Laws.

“Subsidiary” shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other Person or Persons performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interests in such partnership); provided that GBT Holdco and its Subsidiaries shall not be deemed to be Subsidiaries of Licensor or any of its Affiliates for purposes of this Agreement.

“Trademarks” shall mean trade names, trademarks, service marks, logos or other source identifiers (registered and unregistered) and all goodwill associated therewith, domain names, social media accounts and all registrations and applications to register any of the foregoing.

“Travel Business” shall mean the business of providing (i) business travel services, (ii) business consulting services related to business travel services, services of the M&E Business or Other Business Travel Services, and (iii) Other Business Travel Services, provided, in each case of (i)–(iii), to Business Entities and such Business Entities’ employees or other authorized travelers of such Business Entities (e.g., non-employee contractors) in relation to the business purpose of the applicable Business Entity.

“TPN Contract Transferee” shall have the meaning set forth in Schedule A.

“TPN Contracts” shall mean those sublicense agreements between Licensee or a wholly-owned operating subsidiary of GBT Holdco on the one hand and a TPN Member on the other hand relating to the use of the Primary Licensed Mark in the provision of services of the Travel Business.

“TPN Members” shall have the meaning set forth in Section 2.2(a)(iii).

“Year 6” shall have the meaning set forth in Section 7.3(b)(iii).

Section 1.2            Assignment from GBT Jersey to GBT Holdco. Notwithstanding Section 13.6 of this Agreement, effective as of the Effective Date, GBT Jersey hereby assigns to GBT Holdco all of its rights, duties and obligations under Section 13.4 of the Original Trademark License Agreement, and GBT Holdco hereby assumes all rights and agrees to perform all duties and obligations of GBT Jersey under Section 13.4 of the Original Trademark License Agreement whether accruing prior to or from and after the Effective Date. Licensor hereby consents to the assignment and assumption set forth in this Section 1.2.

Section 1.3            Assignment from GBT US to Licensee. Notwithstanding Section 13.6 of this Agreement, effective as of the Effective Date, GBT US hereby assigns to Licensee all of its rights, duties and obligations under the Original Trademark License Agreement and Licensee hereby assumes all rights and agrees to perform all duties and obligations of GBT US under the Original Trademark License Agreement whether accruing prior to or from and after the Effective Date. GBT US, Licensee and GBT III B.V. hereby agree to, concurrently and immediately following the execution of this Agreement, enter into an amendment to the Sublicense Agreement (the “GBT Sublicense Agreement”), dated as of June 30, 2014, as between GBT US and GBT III B.V, whereby (i) GBT US assigns to Licensee all of its rights, duties and obligations under the GBT Sublicense Agreement, and Licensee assumes all rights and agrees to perform all duties and obligations of GBT US under the GBT Sublicense Agreement accruing prior to or from and after the Effective Date, and (ii) GBT III B.V. assigns to Licensee all of its rights, duties and obligations under the GBT Sublicense Agreement and Licensee assumes all rights and agrees to perform all duties and obligations of GBT IIII B.V. under the GBT Sublicense Agreement accruing prior to or from and after the Effective Date. Licensor hereby consents to the assignment and assumption from GBT US to Licensee set forth in this Section 1.3 and Licensor and GBT III B.V. hereby consents to the contemplated assignment and assumption from GBT III B.V. to Licensee set forth in this Section 1.3.

Article II
TRADEMARK LICENSE; SUBLICENSING

Section 2.1            License to Licensed Mark.

(a)               License Grant. Subject to the terms and conditions set forth in this Agreement, Licensor grants Licensee an exclusive (even as to Licensor), non-assignable, non-sublicenseable (other than as set forth in Section 2.2), worldwide, royalty-free license to (i) use the Primary Licensed Mark solely (but subject to Section 2.1(c) below) in connection with Licensee’s trade name, “American Express Global Business Travel”, and the related business, Marketing or Solicitation or Branding of products and services of Licensee and its Affiliates (subject to Section 5.4(a)), in the ordinary course of business (subject to Section 2.2(a)(i)), in all instances solely within and for the purpose of the Business, (ii) use the M&E Licensed Mark solely in connection with the related business, Marketing or Solicitation or Branding of products and services of Licensee and its Affiliates (subject to Section 5.4(a)) in the ordinary course of business (subject to Section 2.2(a)(i)), in all instances solely within and for the purpose of the M&E Business. Any use of the Licensed Mark by Licensee shall be in accordance with the terms of this Agreement. No other use of the Licensed Mark shall be permitted. For the avoidance of doubt, neither Licensee nor its Affiliates nor any sublicensees shall use the Licensed Mark or any Amex Trademarks in its legal entity name or in conjunction with any other brand or sub-brand names (subject to Section 6.4).

(b)               Reservation of Rights. Licensor reserves all rights and opportunities not expressly granted in this Agreement. No rights are granted in this Agreement to (i) the “American Express” name or the American Express Logo (outside of its specific use within the name “American Express Global Business Travel” and “American Express GBT Meetings & Events” as set forth in Schedule C and “American Express Meetings & Events”, solely to the extent permitted under Section 2.3) or (ii) any other Amex Trademarks, in each case, whether or not used in the Business. Nothing in this Agreement imposes any exclusivity or restriction on the use thereof by Licensor or its Affiliates (within or outside the scope of the Business).

(c)               Leisure Marketing Restrictions. Notwithstanding anything in this Agreement to the contrary, Licensee and its Affiliates shall be subject to the following additional restrictions set forth in this Section 2.1(c) and obligations (as described in this Section 2.1(c), collectively, the “Leisure Marketing Restrictions”):

(i)                 Neither Licensee nor its Affiliates shall permit GBT Holdco to, and GBT Holdco shall not, adopt a legal entity name, trade name, corporate name or dba name that uses or incorporates the Licensed Mark, the Phase-Out M&E Licensed Mark or Amex Trademarks or any marks similar thereto;

(ii)              Other than for Bleisure Services, but subject to the restrictions set forth in the definition thereof, no employee, contractor, consultant or agent of Licensee or its Affiliates shall be permitted to use, directly or indirectly, the Licensed Mark, the Phase-Out M&E Licensed Mark or Amex Trademarks, or any name that incorporates any of the foregoing, such as “American Express Global Business Travel” or “American Express GBT Meetings & Events”, in connection with the Marketing or Solicitation of Leisure Travel Services, including in such employees’, contractors’, consultants’ or agents’ email addresses, biographies or business cards;

(iii)            Neither Licensee nor its Affiliates shall use the Licensed Mark, the Phase-Out M&E Licensed Mark or Amex Trademarks on any website (including as a component of the domain names connected therewith) that is engaged in any way in the Marketing or Solicitation of any Leisure Travel Services; provided, however, that any website displaying or using the Licensed Mark, the Phase-Out M&E Licensed Mark or Amex Trademarks (including as a component of the domain name therefor) may re-direct, hyperlink, embed or otherwise connect to any website of Licensee or its Affiliates or sublicensees engaged in any way in the Marketing or Solicitation of Leisure Travel Services as long as the landing page of such website does not include a [***]; and

(iv)             Neither Licensee nor its Affiliates shall use the Licensed Mark, the Phase-Out M&E Licensed Mark or Amex Trademarks on the components of any business or asset acquired by it or any of its Affiliates or sublicensees after the Effective Date that is engaged in Leisure Travel Services.

For the avoidance of doubt, the Leisure Marketing Restrictions shall not be deemed to expand in any manner the scope of the license granted in Section 2.1(a).

(d)               Restrictions on Scope of License. The license grant hereunder does not include any Non-Business Services.

(e)               General Marketing Restrictions. In addition to and separate from the Leisure Marketing Restrictions, Licensee and its Affiliates and its sublicensees shall be subject to following restrictions and obligations:

(i)                 None of Licensee or its Affiliates or its sublicensees shall permit GBT Holdco to, and GBT Holdco shall not, adopt a legal entity name, trade name, corporate name or dba name that uses or incorporates the Licensed Mark, the Phase-Out M&E Licensed Mark or Amex Trademarks or any marks similar thereto;

(ii)              None of Licensee or its Affiliates or its sublicensees shall use the Licensed Mark in any Marketing or Solicitation:

(1)               that directs prospective customers to any Direct-Booking Channel, (and, for the avoidance of doubt, existing customers of Licensee or its sublicensees or individual users under a customer’s account shall not be deemed “prospective customers” for the purposes of this clause); or

(2)               that makes derogatory comments about, or otherwise makes comparisons to, Licensor’s or its Affiliates’ products or services, including Licensor’s or its Affiliates’ travel offerings or payment or network products.

(f)                Exceptions to the Marketing Restrictions. Notwithstanding anything contained herein to the contrary:

(i)                 Neither Licensee nor any of its Affiliates are restricted from exploring, developing, operating, supporting, growing or marketing Non-Business Services, provided that (1) Licensee or any such Affiliates shall at all times engage in such exploration, development, operation, support, growth or marketing in compliance with applicable Banking Laws and the Payment Provider Obligations and (2) the Licensed Mark, the Phase-Out M&E Licensed Mark and Amex Trademarks are not directly or indirectly used in any way in connection with such Non-Business Services, including (A) on any website owned, operated or controlled by Licensee or its Affiliates or sublicensees(including as a component of the domain names connected therewith) engaged in any way in the Marketing or Solicitation of Non-Business Services, which must be completely separate from any website of Licensee or its Affiliates or sublicensees that is engaged in the Business; provided, however, that any website displaying or using the Licensed Mark, the Phase-Out M&E Licensed Mark or Amex Trademarks (including as a component of the domain name therefor) may re-direct, hyperlink, embed or otherwise connect to any website of Licensee or its Affiliates or sublicensees engaged in any way in the Marketing or Solicitation of Leisure Travel Services as long as the landing page of such website does not include a [***], or (B) that no employee, contractor, consultant or agent of Licensee or its Affiliates or its sublicensees who is primarily engaged in Non-Business Services shall be permitted to use, directly or indirectly, the Licensed Mark, the Phase-Out Licensed Mark or any Amex Trademark for any purpose (including any use of the name “American Express Global Business Travel” or “American Express GBT Meetings & Events”), including in such employees’, contractor’s, consultant’s or agent’s email addresses, biographies or business cards, and no other employee, contractor, consultant or agent of Licensee or its Affiliates or its sublicensees shall be permitted to use, directly or indirectly, the Licensed Mark, the Phase-Out Licensed Mark or any Amex Trademark in connection with the Marketing or Solicitation of Non-Business Services.

(ii)              Licensee and its sublicensees may:

(1)               (a) book any travel (including Leisure Travel Services) at the specific request of an individual who directly contacts Licensee or any of its sublicensees for the purpose of booking such travel and (b) use the Licensed Mark solely in connection with processing such booking (for example, on receipts, itineraries and other associated travel documents); provided that Licensee and its sublicensees shall not be deemed to have any exclusive rights in connection with either (a) or (b); and

(2)               use the Licensed Mark solely to the extent necessary to comply with the Banking Laws.

(iii)            Distinctive Names. Licensee shall not adopt a legal entity name, trade name, corporate name or dba name (outside of its specific use within the dba name “American Express Global Business Travel” and “American Express GBT Meetings and Events”) that uses or incorporates the Licensed Mark, the Phase-Out M&E Licensed Mark or Amex Trademarks or any marks similar thereto, and any such activities must be offered under a distinct corporate or trade name.

Section 2.2            Sublicensing.

(a)               Sublicensing Rights. Subject to the terms and conditions set forth in this Agreement, Licensee may sublicense the rights received under Section 2.1(a) solely as follows:

(i)                 To GBT Holdco, and wholly-owned operating subsidiaries of GBT Holdco while they are its wholly-owned operating subsidiaries, including the right to further sublicense solely as necessary for Section 2.2(a)(ii) and Section 2.2(a)(iii) below; provided, however, that GBT Holdco may not use the Licensed Mark (A) in its name or ticker symbol, (B) in any manner that would cause investors to believe they are investing in Licensor or its Affiliates and not GBT Holdco, or (C) as otherwise prohibited by Section 6.3.

(ii)              Under (A) the sublicense agreements with the GBT Joint Venture Companies that are set forth on Schedule I-B (solely to the extent such companies are in material compliance with all terms and conditions of such agreements) and (B) under sublicense agreements with joint ventures formed or acquired after the date hereof, in each case, excluding joint ventures where an Amex Competitor is the beneficial owner of more than [***] of such joint venture’s equity securities or voting power, which sublicense agreements referenced in this Section 2.2(a)(ii)(B) shall be evidenced by an amendment to Schedule I-B; provided, however, that Licensor’s written approval is required prior to the first use of the Licensed Mark by any joint ventures referenced in this Section 2.2(a)(ii)(B) (such approval not to be unreasonably withheld, delayed or conditioned); provided further, however, that reasonable considerations for Amex withholding such approval under Section 2.2(a)(ii)(B) shall include but not be limited to: (1) potential detriment to the value of or goodwill symbolized by the Licensed Mark, the Phase-Out M&E Licensed Mark or Amex Trademarks, or the reputation of Licensor or its Affiliates, (2) material engagement by the applicable joint venture entity in Non-Business Services, or (3) Licensee or its Affiliates not having the contractual right to require such joint venture’s compliance with all applicable Licensee’s policies (including sanctions screening and blocking, where applicable), in each case of the foregoing, without any further right to sublicense; and

(iii)            To members of GBT Group, solely for the purpose of sublicensing to third parties in Licensee’s Travel Partner Network (“TPN Members”) pursuant to the terms and conditions of any Authorized TPN Contract (as defined in Schedule A hereto), subject to the terms and conditions of Schedule A but without any further right to sublicense.

(iv)             For the avoidance of doubt, no entity that directly or indirectly owns any shares, membership interests or other ownership stakes in (A) Licensee or (B) any Affiliate of Licensee (unless such entity is itself a direct or indirect wholly-owned Subsidiary of Licensee) shall be granted any rights or sublicense to use the Licensed Mark hereunder by virtue of such ownership.

(v)               Notwithstanding anything contained herein to the contrary, TPN Members shall have the right to use the Licensed Mark to Market and Solicit only those Other Business Travel Services of Licensee or its Affiliates, and not, for the avoidance of doubt, any Other Business Travel Services developed or created by such TPN Members.

(vi)             Clauses (i) and (iv) above shall apply to each of the Primary Licensed Mark and the M&E Licensed Mark. Clauses (ii), (iii) and (v) above shall apply solely to the Primary Licensed Mark and Licensee shall not have any right to sublicense the M&E Licensed Mark to GBT Joint Venture Companies or TPN Members.

(b)               Sublicensing Requirements.

(i)                 Subject to the Sublicense Agreement Transition Period (as defined below), all sublicenses hereunder shall be in a written agreement that materially conforms to the sublicense template(s) set forth on Schedule K (the “Approved Sublicense Template”), which specifically binds the sublicensee to the terms of this Agreement and identifies Licensor as a third party beneficiary with the right to enforce directly against any sublicensee, provided Licensor gives Licensee prior written notice before enforcing any such right. The Approved Sublicense Template may be used by Licensee with other sublicensees without the need for any consents or permissions from Licensor. For the avoidance of doubt, subject to the immediately succeeding sentence, subsidiaries of Licensee must execute the Approved Sublicense Template prior to enjoying or otherwise exercising any rights granted under this Agreement, and Licensee shall ensure such entities’ compliance with all terms and conditions of this Agreement. Notwithstanding anything contained herein to the contrary, Licensee shall transition all sublicensees set forth in Section 2.2(a), excluding the Designated TPN Members, to the Approved Sublicense Template as soon as reasonably practicable following the Effective Date but no later than the date that is eighteen (18) months following the Effective Date. Licensee shall provide Licensor with a written quarterly update on the identity and status of any sublicenses that have been entered into (together with an executed copy of the applicable sublicense agreement), terminated or otherwise remain in effect, whether Licensee has discovered or become aware of any material or ongoing, uncured non-compliance therewith, and additional information about the sublicensees (including with respect to agreements with the GBT Joint Venture Companies) as Licensor may reasonably request (including in connection with maintaining the goodwill or value of or enforcing Licensor’s rights under this Agreement or the Licensed Mark); provided that Licensee shall provide Licensor with written notice as soon as reasonably practicable upon discovering that a GBT Joint Venture Company or other joint venture that is allowed to use the Licensed Mark pursuant to an agreement set forth on Schedule I-B does not comply in all respects with the Specified Laws or the Compliance Protocols as applied to such GBT Joint Venture Company or other joint venture to the extent required under applicable Banking Laws (each, a “GBT Joint Venture Non-Compliance Event”); provided further that Licensee’s reporting obligations with respect to TPN Contracts shall be governed by the terms of Schedule A. Except as set forth in Section 2.2(a)(i) above, no sublicensee shall have the right to further sublicense the Licensed Mark, and such restriction shall be included in the written sublicense agreement.

(ii)              Upon receipt by Licensor of written notice from Licensee pursuant to Section 2.2(b)(i) regarding a GBT Joint Venture Company’s or other joint venture’s material non-compliance with the applicable agreement or the occurrence of a GBT Joint Venture Non-Compliance Event, and such material non-compliance or GBT Joint Venture Non-Compliance Event is not cured by such GBT Joint Venture Company or joint venture within sixty (60) days of Licensor’s receipt of such notice, Licensee shall terminate such sublicense agreement and cause all such GBT Joint Venture Companies or joint ventures to cease any and all use of the Licensed Mark, upon which such agreement shall be removed from Schedule I-B. If following such termination any such GBT Joint Venture Company or joint venture becomes in compliance with all applicable requirements, Licensee may request Licensor’s approval, in its sole discretion, to enter into a new agreement with such GBT Joint Venture Company or joint venture to use the Licensed Mark with respect thereto.

(iii)            Licensee’s obligations hereunder with respect to TPN Members are subject to the terms and conditions of Schedule A.

(c)               Sublicensee Obligations. For the avoidance of doubt, all of the obligations imposed on Licensee pursuant to this Agreement (including those relating to quality control and submission of materials for review or approval, ownership and termination) shall be binding upon any sublicensee on the same basis, and to the same extent, as they are binding upon Licensee, and Licensee shall be responsible for and shall ensure its sublicensees’ compliance therewith. Licensee shall remain fully liable for any acts or omissions of its sublicensees as if undertaken by Licensee itself, and shall be jointly and severally liable for any damages caused to Licensor as a result thereof.

(d)               No Other Sublicensing. Other than as expressly provided in Section 2.2(a) above, Licensee shall have no right to sublicense its rights to the Licensed Mark under this Agreement, including, for the avoidance of doubt, to members of GBT Partner Solutions, Independent Travel Advisors, franchisees, joint ventures or subsidiaries of GBT Holdco that are not wholly-owned (other than as permitted under Section 2.2(a)).

(e)           Pre-Existing GBT Group Sublicenses. Subject to compliance by the applicable sublicensee with the terms and conditions thereof and Section 1.3, any sublicense granted to a wholly-owned subsidiary of GBT Holdco under the GBT Sublicense Agreement prior to the Effective Date shall remain valid and continue in full force and effect immediately following the Effective Date in the same manner as it was in effect immediately prior to the Effective Date, and the applicable wholly-owned subsidiaries of GBT Holdco shall retain, without any changes, the rights and obligations granted to it as a subsidiary of GBT Holdco thereunder.

(f)            Compliance of Pre-Existing Sublicense Agreements.

(i)                 Only sublicense agreements between Licensee or any of its Affiliates (on the one hand) and the GBT Joint Venture Companies (on the other hand) set forth on Schedule I-B as of the Effective Date (“Existing GBT Joint Venture Company Agreements”), shall remain valid and continue in full force and effect immediately following the Effective Date in the same manner as its was in effect immediately prior to the Effective Date. Licensee represents and warrants that Schedule I-C contains a complete list of all sublicense agreements or other agreements with any GBT Joint Venture Companies or other joint ventures that allow such companies to use the Licensed Mark and that are not set forth on Schedule I-B (such agreements, “Non-Compliant Existing GBT Joint Venture Company Agreements”). Within ninety (90) days of the Effective Date, Licensee and its Affiliates shall take any such actions necessary to obtain Licensor’s written approval for each Non-Compliant Existing GBT Joint Venture Company Agreement pursuant to Section 2.2(a)(ii)(B). Any Non-Compliant Existing GBT Joint Venture Company Agreement approved by Licensor within the foregoing period shall be deemed an Existing GBT Joint Venture Company Agreement. Licensee shall terminate any Non-Compliant Existing GBT Joint Venture Company Agreement (or such portion of such agreement) that is not approved by Licensor within the foregoing period and cause all applicable entities to cease any and all use of the Licensed Mark.

(ii)              Any pre-existing TPN Contract (A) which is in a form that materially conforms to the template set forth on the Approved Sublicense Template and (B) with which the applicable TPN Member is in material compliance with all terms and conditions thereof (each such TPN Contract meeting the foregoing requirements in clauses (A) and (B) immediately above, an “Existing TPN Contract”), in each case, subject to compliance by the applicable sublicensor entity shall remain valid and continue in full force and effect immediately following the Effective Date in the same manner as its was in effect immediately prior to the Effective Date; provided, however, that, with respect to the following TPN Members, continuing to engage in pre-existing [***] using the Primary Licensed Mark ([***]) shall not be deemed a breach of the terms and conditions of the applicable TPN Contract or this Agreement: (1) [***]; (2) [***]; (3) [***]; and (4) [***] ((1)-(4), collectively, the “Designated TPN Members”); provided further, that Licensor and Licensee shall, as soon as reasonably practicable, engage in good faith discussions intended to cause the Designated TPN Members to (x) transition from full branding using only the Primary Licensed Mark to co-branding using the Primary Licensed Mark together with such TPN Member’s trademark in a manner acceptable to Licensor and (y) transition to the Approved Sublicense Template; provided further, however that failure to cause the transition of the Designated TPN Members described in (x) and (y) shall not be deemed a breach of the terms and conditions of the applicable TPN Contract or this Agreement.

(iii)            Licensee represents and warrants that Schedule I-A contains a complete list of all pre-existing TPN Contracts that do not constitute Existing TPN Contracts (“Non-Compliant Existing TPN Contracts”). Within thirty (30) days of the Effective Date, Licensee shall, as applicable, (A) amend all Non-Compliant Existing TPN Contracts that are not in a form materially consistent with the terms and conditions of the Approved Sublicense Template to be materially consistent with the terms and conditions of the Approved Sublicense Template, (B) cause any TPN Member that is not in material compliance with all terms and conditions of a pre-existing TPN Contract to materially comply with the terms thereof (as such TPN Contract is amended pursuant to the foregoing clause (A), as applicable), and (C) promptly provide written notice to Licensor of each of the foregoing. Any Non-Compliant Existing TPN Contract brought into compliance with the foregoing requirements shall be removed from Schedule I-A and deemed an Existing TPN Contract. Any Non-Compliant Existing TPN Contract that has not been brought into compliance with the foregoing requirements within the foregoing period shall automatically and immediately terminate and Licensee shall cause all the applicable TPN Members to cease any and all use of the Licensed Mark; provided that, the termination of such Non-Compliant Existing TPN Contract shall not prevent such TPN Member from entering into a new TPN Contract with Licensee; provided  further, that if such Non-Compliant Existing TPN Contract is terminated due to the applicable TPN Member’s failure to comply with the terms of such TPN Member’s TPN Contract, Licensee shall not enter into a new TPN Contract with such TPN Member without Licensor’s prior written approval.

For the avoidance of doubt, Licensee shall ensure the ongoing compliance of the Existing GBT Joint Venture Company Agreements and the Existing TPN Contracts (collectively, the “Pre-Existing Agreements”) with the terms of this Agreement.

Section 2.3            Phase-Out. Licensee hereby acknowledges that Licensee, shall, and shall cause its Affiliates and its sublicensees to, as promptly as practicable after the Effective Date (and in any event, no later than twelve (12) months after the Effective Date), cease and discontinue any and all use of the Phase-Out M&E Licensed Mark and, at Licensee’s sole cost and expense, remove the Phase-Out M&E Licensed Mark from all signage, promotional materials, invoices, email addresses, business cards, schedules, stationery, technical guidelines, product manuals, packing materials and other supplies and similar materials (other than materials that are used solely for Licensee’s and its sublicensees’ internal purposes, from which Licensee shall use commercially reasonable efforts to remove the Phase-Out M&E Licensed Mark), and all websites, social media accounts, mobile applications or other media in which the Phase-Out M&E Licensed Mark is being used by Licensee and its sublicensees as of the Effective Date (collectively, the “Existing Materials”) (other than copies of such materials or media retained for archival purposes to the extent required by applicable Law or materials). For the purpose of phasing out use of the Phase-Out M&E Licensed Mark and transitioning to the M&E Licensed Mark, during the twelve (12) months following the Effective Date (unless this Agreement is earlier terminated in accordance with the provisions set forth herein), Licensor hereby grants Licensee and its applicable sublicensees a non-exclusive, royalty-free, non-transferrable license to use the Phase-Out M&E Licensed Mark on the Existing Materials (and on no other materials or media), in each case, in a manner consistent with the past practices of Licensee and its applicable sublicensees as of the Effective Date and, for the avoidance of doubt, solely within and for the purpose of the M&E Business. After the foregoing twelve (12) month period, in the event Licensee discovers or becomes aware of any de minimis, unintentional or accidental use of the Phase-Out M&E Licensed Mark in its internal communications that are made in the ordinary course of business, such de minimis use shall be deemed cured if Licensee provides written notice to Licensor thereof and promptly terminates such use.

Article III
OWNERSHIP

Section 3.1            Licensor Ownership; No Challenge.

(a)            Exclusive Owner. Licensor is duly authorized to grant the licenses, covenants and other rights hereunder. Licensee acknowledges that Licensor or its Affiliates are the sole and exclusive owners of the Licensed Mark, the Phase-Out M&E Licensed Mark, the Amex Trademarks, and the Licensed Domain Names and Licensor and its Affiliates retain all right, title and interest associated therewith. Licensee shall execute any documents requested by Licensor to confirm Licensor’s ownership of its rights in and to the Licensed Mark, the Phase-Out M&E Licensed Mark, the Amex Trademarks and the Licensed Domain Names. Licensee shall not gain any right, title or interest therein or thereto by virtue of this limited license or any use thereby. All goodwill associated with the use of the Licensed Mark and the Phase-Out M&E Licensed Mark shall inure to the sole benefit of Licensor or its Affiliates.

(b)           Cooperation.

(i)                 Licensee shall, and shall cause its Affiliates and sublicensees to (x) reasonably cooperate with any request of Licensor in connection with the filing, maintenance, renewal and protection of the Licensed Mark and the Phase-Out M&E Licensed Mark and (y) take all reasonable steps requested by Licensor in order to protect the goodwill, reputation and enforceability of the Licensed Mark and the Phase-Out M&E Licensed Mark. Except as set forth in Section 3.1(b)(iii), Licensor shall prepare, at its own cost, all documentation requested by Licensor in connection with the foregoing, and be responsible for any associated government filing fees and costs.

(ii)              Without limiting the foregoing, to the extent Licensee wishes to use the Primary Licensed Mark in a jurisdiction where the Primary Licensed Mark had not been used as of the Effective Date, it shall first notify Licensor in writing and give Licensor a reasonable opportunity, at Licensee’s reasonable expense, to undertake clearance searches and assess the need for registration or take other reasonable steps as relates to the Primary Licensed Mark to ascertain in good faith whether there may be a conflict with any third party rights or Applicable Law. Licensee shall wait for Licensor’s approval, not to be unreasonably withheld or delayed, prior to using the Primary Licensed Mark in any such jurisdiction; provided that in the event of a potential conflict with any third party rights or legal requirements, Licensor shall consult with and work in good faith with Licensee to resolve such conflict as soon as reasonably practicable, at Licensee’s reasonable expense.

(iii)            To the extent Licensee wishes to use the M&E Licensed Mark in a jurisdiction where the Phase-Out M&E Licensed Mark had not been used or registered as of the Effective Date, it shall first notify Licensor and obtain Licensor’s prior written consent which shall be granted in Licensor’s sole discretion. If Licensor determines to grant consent, Licensor  may elect to undertake clearance searches and otherwise assess the need for registration or take other reasonable steps as relates to the M&E Licensed Mark to ascertain in good faith whether there may be a conflict with any third party rights or applicable Law. Licensee shall reimburse Licensor for Licensor’s reasonable and documented out-of-pocket costs of such reasonable steps, including out-of-pocket expenses incurred in connection with clearance searches or legal opinions. Licensee shall wait for Licensor’s approval prior to using the M&E Licensed Mark in any such jurisdiction. Licensee may request that Licensor register the M&E Licensed Mark and Licensor may determine to approve such request in its sole discretion. Any such registration shall be subject to Licensee’s cooperation, as reasonably requested by Licensor (including, as applicable, furnishing Licensor with a reasonable number of specimens evidencing Licensee’s use of the M&E Licensed Mark pursuant to this Agreement and signing all legal documents, declarations and other documentation reasonably requested by Licensor). If approved, Licensor shall use commercially reasonable efforts to file and prosecute until registration the M&E Licensed Mark in such jurisdiction. Any such filing will be in Licensor’s name and Licensee shall reimburse Licensor for Licensor’s reasonable and documented out-of-pocket costs of obtaining, or deciding whether to obtain, registrations for the M&E Licensed Mark, including out-of-pocket expenses incurred in connection with clearance searches or legal opinions. Where practicable, Licensor shall use commercially reasonable efforts to work together in good faith with Licensee to manage any costs reimbursable by Licensee under this Section 3.1(b)(iii).

(c)            No Challenge or Registration.

(i)                 Licensee shall not, and shall cause its Affiliates and sublicensees to not, (x) adopt, use, seek to register, file or prosecute any application or other filing for any Trademarks (including any composite mark), e-mail address, letter or design owned by Licensor or its Affiliates, or anything confusingly similar thereto, no matter in what language or characters it may appear; or (y) attack or challenge, directly or indirectly, Licensor’s or its Affiliates’ ownership of or the validity of the Licensed Mark, the Phase-Out M&E Licensed Mark or any Amex Trademarks. In the event that Licensee or one of its Affiliates or sublicensees nevertheless registers, files or prosecutes any application or other filing for any Trademarks incorporating or confusingly similar to a Licensed Mark, Phase-Out M&E Licensed Mark or any Amex Trademarks in Licensee’s (or its Affiliates’ or sublicensees’) own name, Licensee hereby assigns, and shall cause its applicable Affiliates and sublicensees to assign, such Trademark to Licensor for no additional consideration. Without limiting the foregoing, effective as of the Effective Date, GBT US hereby assigns to Licensor, for no additional consideration, all of GBT US’s right, title and interest in and to the Trademarks set forth on Schedule L; provided, however, for the avoidance of doubt, Licensor acknowledges that Licensor has no trademark rights in the GBT Marks contained therein. Licensee and its sublicensees shall not (1) register any domain name that consists of any Licensed Mark, the Phase-Out M&E Licensed Mark or Amex Trademarks or is confusingly similar thereto or (2) purchase or use any key word or search term that consists of any Licensed Mark, the Phase-Out M&E Licensed Mark or Amex Trademarks or is confusingly similar thereto for use by, for or in connection with any Internet search engine. Licensee shall not assert, claim any interest to or otherwise engage in or support any action that may adversely affect the validity of any trademark rights of Licensor (including by engaging in or assisting any act which infringes or violates, or could be reasonably expected to lead to the infringement or violation of, any trademark rights of Licensor). If Licensee or its sublicensees directly or indirectly seek to register anywhere in the world any Trademarks in violation of this Section 3.1(c), Licensee shall, at Licensor’s request, abandon with prejudice any such application or registration thereof. If Licensee fails to abandon all applications to register or registrations prohibited by this Section 3.1(c), Licensee shall reimburse Licensor for all reasonable costs and expenses, including reasonable attorney’s fees, incurred by Licensor or its authorized representatives in connection with pursuing any claim or action against Licensee relating to any applications or registrations prohibited by this Section 3.1(c) anywhere in the world.

(ii)              Licensor (x) shall use commercially reasonable efforts to register the domain names set forth on Schedule E in Licensor’s name (such domain names, the “Licensed Domain Names”) to the extent not registered as of the Effective Date, in each case at Licensee’s sole cost and expense, and Licensee shall be licensed to use the Licensed Domain Names (and, for the avoidance of doubt, no other domain names that consist of the Licensed Mark, the Phase-Out M&E Licensed Mark or any Amex Trademarks or are confusingly similar thereto) (including in an email address) pursuant to the terms of the license granted in Section 2.1(a) and (y) may provide written exceptions to the terms set forth in Section 3.1(c)(i) in the Brand Guidelines, but in each case of (x) and (y) solely within the permitted scope of the license granted in Section 2.1(a) and subject to the other terms and conditions of this Agreement, including Article V, Article VIII and Section 10.1(a), provided that such use shall be only for the benefit of Licensee (and may not be further sublicensed) and subject to any further restrictions on Schedule E. At Licensee’s request, Licensor may, in its sole discretion, consent in writing to register additional domain names that consist of the Licensed Mark, the Phase-Out M&E Licensed Mark or any Amex Trademarks or that are confusingly similar thereto, in each case, at Licensee’s sole cost and expense. In the event that Licensor registers such domain names, such domain names shall be added to Schedule E. For the avoidance of doubt, Licensee shall not request, and Licensor shall not be required to register, any new domain names except as set forth in this clause (c).

Section 3.2            Enforcement of Licensed Mark and Phase-Out M&E Licensed Mark.

(a)            Notice. During the term of this Agreement, Licensee, upon becoming aware thereof, shall promptly notify Licensor in writing of actions by third parties (including uses of or attempts to register Trademarks or threats of legal action) that would reasonably be likely to have a material impact on the rights granted or obligations assumed hereunder or otherwise if such claim were brought by such third party it would fall within the indemnities in Article XII.

(b)           Control. Licensor and its Affiliates shall retain the sole and absolute right to defend, enforce or litigate the Licensed Mark, the Phase-Out M&E Licensed Mark or Amex Trademarks and control any such defense, enforcement or litigation and any proceedings related thereto. At Licensor’s request, Licensee shall cooperate in connection with any such activities, including by joining or participating in any litigation as requested or, as relates to any sublicensee of Licensee, engaging in enforcement directly against such sublicensee, provided that any such cooperation or activities shall be subject to Licensor’s sole direction and control. Licensee shall not, and shall cause its Affiliates and sublicensees to not, make any admission, settlement or compromise in relation to any infringement, opposition, challenge or any other action described in Section 3.2(a) above with respect to the Licensed Mark, the Phase-Out M&E Licensed Mark or any Amex Trademarks without the express prior written consent of Licensor.

For the avoidance of doubt in connection with the foregoing, Licensor shall not take any action that would materially deprive Licensee of the benefit of the use of the Licensed Mark or the Phase-Out M&E Licensed Mark. Nothing herein shall require Licensor to take any action if it deems it inadvisable to do so. Licensee shall have no right to take any action with respect to the Licensed Mark or the Phase-Out M&E Licensed Mark against a third party without the prior written consent of Licensor, not to be unreasonably withheld or delayed.

(c)           Cost. Licensor and its Affiliates shall bear their own costs (and shall reimburse Licensee for its reasonable out-of-pocket costs in connection with any cooperation requested by Licensor), and shall be entitled to retain for their own benefit, any damages, costs and expenses awarded or recovered in connection with any defense, enforcement or litigation.

(d)            GBT Marks. Notwithstanding anything in Section 3.1 of this Agreement, this Agreement shall not restrict Licensee or its Affiliates from adopting, seeking to register, filing or prosecuting any application or other filing for any Trademarks (including any composite mark), e-mail address, letter or design incorporating or consisting of the GBT Marks (in any style or format, either alone or with other terms or design elements) in whatever language or characters it may appear; provided that the foregoing do not use or incorporate any Amex Trademarks nor the Licensed Mark nor are confusingly similar thereto. Licensor shall not, and shall cause its Affiliate not to, attack or challenge, directly or indirectly, Licensee’s or its Affiliates’ ownership of or the validity of the GBT Marks; for the avoidance of doubt, the foregoing shall not extend to the Amex Trademarks. For the avoidance of doubt, the licenses granted hereunder shall not (i) limit Licensee’s or its Affiliates’ rights under the GBT Marks, (ii) grant Licensor or its Affiliates any rights or goodwill in the GBT Marks, or (iii) after the termination of this Agreement, grant Licensor or its Affiliates any rights or goodwill in the GBT Marks or any Trademarks consisting of the GBT Marks. In furtherance of the foregoing, Licensor shall not, and shall cause its Affiliate not to, use “GBT” (in all caps) or “Global Business Travel”(in all caps or in initial caps), in each case, whether in combination with any Amex Trademark or otherwise (for example, “American Express Global Business Travel”, “American Express GBT”, “Amex GBT”, “Amex Global Business Travel”, “American Express GBT Meetings & Events”, “Amex GBT Meetings & Events”), other than uses in a descriptive manner as required to accurately describe the historical association between Licensor and Licensee or nominative fair uses in referencing Licensee or its Affiliates or the business of Licensee or its Affiliates; provided, however, that Licensor may use the phrases “business travel” or “global business travel” to describe any services it may provide after the termination of this Agreement but in no event shall Licensor or its Affiliates be permitted to use those phrases (A) immediately following any Amex Trademark (for example purposes only, “Amex global business travel”, “American Express global business travel” and “AXP global business travel”), including for the avoidance of doubt after “AX”, “AXP”, “AE”, “AMEXCO”, “Amex” or “American Express” or the American Express Logo, or (B) in a manner that would be confusingly similar to GBT Holdco and its Affiliates’ use or historical use of “American Express Global Business Travel”, “American Express GBT”, “Amex GBT”, “Amex Global Business Travel”, “American Express GBT Meetings & Events”, and “Amex GBT Meetings & Events”).

Article IV

COMPLIANCE WITH LAW; ANTI-DILUTION

Section 4.1            Compliance with Law. Licensee shall ensure that its and each of its sublicensees’ business practices and operations, including its Marketing or Solicitation or Branding or any other materials developed or activities engaged in, comply with all applicable legal and regulatory requirements in all applicable jurisdictions throughout the world in all material respects, including with respect to consumer protection, false advertising, unfair and deceptive advertising practices, privacy, data security and protection, and anticorruption. Without limiting the foregoing, Licensee shall not (a) use the Licensed Mark or the Phase-Out M&E Licensed Mark in any manner that would reasonably be expected to be a violation of any applicable program, regulation or rule administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the Member States of the European Union, or other relevant governmental (either individual or multi-national) sanctions authority or (b) otherwise use the Licensed Mark or the Phase-Out M&E Licensed Mark in a manner that could violate any Applicable Law and Requirements.

Article V
QUALITY CONTROL

Section 5.1            Quality Oversight. Licensee acknowledges that Licensor has a reputation for the highest quality products and services and that rigorous and thorough oversight of the use of the Licensed Mark and the Phase-Out M&E Licensed Mark and the businesses operating under the Licensed Mark and the Phase-Out M&E Licensed Mark is in the interest of both Licensee and Licensor. Licensee and its sublicensees shall, during the term of this Agreement, ensure that all of their products and services maintain the high quality and standards associated with the Licensed Mark and the Phase-Out M&E Licensed Mark, and shall conform to the highest standards of business ethics, practices and good taste and comply with all applicable Laws in connection with the offering of products or services, both separate from and together with the branding and use of the Licensed Mark and the Phase-Out M&E Licensed Mark. Without limiting the foregoing, Licensee and its sublicensees shall not use the Licensed Mark or the Phase-Out M&E Licensed Mark in a manner that would reasonably be expected to be detrimental to the value of or goodwill symbolized by the Licensed Mark, the Phase-Out M&E Licensed Mark or Amex Trademarks, or the reputation of Licensor or its Affiliates, and shall not conduct any business in any manner that is unfair, deceptive, abusive or misleading, or that may be deemed to materially injure, harm, dilute, tarnish the good name, goodwill, reputation or image of the Licensed Mark, the Phase-Out M&E Licensed Mark or Amex Trademarks, or of Licensor or its Affiliates. Licensee will not use the Licensed Mark or the Phase-Out M&E Licensed Mark in any manner that would tarnish, dilute or encumber the Licensed Mark, the Phase-Out M&E Licensed Mark or Amex Trademarks in any way. At Licensor’s request, Licensee shall promptly cease, and shall cause its sublicensees to cease, any use of the Licensed Mark or the Phase-Out M&E Licensed Mark that Licensor believes is not in compliance with this Agreement and take any corrective measures reasonably requested by Licensor.

Section 5.2            QC Guidelines and Oversight Team.

(a)               QC Guidelines. Licensor shall include in the Brand Guidelines certain protocols and procedures to facilitate compliance by Licensee and its sublicensees with the terms and conditions of this Agreement (the “QC Guidelines”), and shall provide such QC Guidelines to Licensee. The QC Guidelines may include steps that Licensee shall take to ensure its sublicensees’ compliance with the applicable provisions of this Agreement, including those corresponding to Section 5.3, Section 5.4, Section 6.1 and Section 6.2 herein (without limiting Licensor’s ultimate right of approval or disapproval as set forth in such sections). Licensor may amend the QC Guidelines from time to time, provided that such changes are communicated to Licensee and are consistent with the terms of this Agreement and any changes to policies and standards applicable to Licensor’s business. Licensee shall, and shall cause its sublicensees to, comply with such QC Guidelines (provided that, in the event of any inconsistency, the terms of this Agreement shall govern), and shall promptly inform Licensor if it becomes aware of any instances of Licensee’s or its sublicensees’ material failure to comply with such QC Guidelines or the terms of this Agreement. For the avoidance of doubt, to the extent the terms of the Brand Guidelines or QC Guidelines directly conflict with any of the terms of this Agreement, the terms of this Agreement shall control.

(b)               Quality Oversight Team. Licensee shall establish a team for the purpose of overseeing the quality obligations of Licensee and its sublicensees pursuant to the terms of this Agreement, including with respect to the QC Guidelines and the other approval processes and quality control requirements in this Agreement. The individuals constituting such team shall be reasonably acceptable to Licensor. Upon reasonable notice from Licensor, Licensee’s quality control team shall participate in meetings and training relating to quality control.

Section 5.3            Review of Marketing Materials.

(a)           Marketing Review Team; Submissions & Review.

(i)                 Marketing Review Team. Licensee shall establish a team for the purpose of reviewing the materials, Marketing or Solicitation, Branding or other materials in any medium (including any website content or new websites) bearing or making reference to the Licensed Mark or the Phase-Out M&E Licensed Mark (collectively, “Marketing Materials”) to ensure compliance with the terms of this Agreement, including Article VI (and any amendments made to the Brand Guidelines from time to time) such team, the “Marketing Review Team”). The Marketing Review Team shall operate under the guidance of a designated person in Licensee’s general counsel’s office or legal team, responsible for ensuring that all Marketing Materials comply with the terms of this Agreement. The Marketing Review Team shall participate in, meetings and training relating to the review process, including the Brand Guidelines, on no less than an annual basis. Licensee’s training materials shall be based upon guidelines provided or approved by Licensor. Licensee shall also use standard checklists and other tools to assist the Marketing Review Team in its compliance with the requirements of this Agreement, which shall be updated annually.

(ii)              Overall. Prior to their first-time use, Licensee and its sublicensees shall submit all Marketing Materials to the Marketing Review Team for the Marketing Review Team’s prior written approval, and may not use any such Marketing Materials without such approval; provided that, prior to their first-time use, Licensee and its sublicensees shall submit to Licensor for Licensor’s prior written approval, not to be unreasonably withheld, any Marketing Materials for use in connection with the Licensed Mark for products that are not Pre-Approved Products or Pre-Existing Offerings (collectively, “Licensor Reviewed Materials”), and Licensee and its sublicensees may not use such Licensor Reviewed Materials without such approval. Submissions for approval shall include all information necessary for the Marketing Review Team or, with respect to Licensor Reviewed Materials, Licensor, to fully evaluate the context for the presentation and use of the Licensed Mark. If Licensee or any of its sublicensees plans to make any advertising claims in such Marketing Materials, it shall submit any data or other information it has developed to substantiate such claims. Upon the Marketing Review Team’s request, or, with respect to Licensor Reviewed Materials, upon Licensor’s request, Licensee or its sublicensees, as applicable, shall provide any additional related materials for the Marketing Review Team’s or Licensor’s evaluation, as applicable. If such submission is not specifically approved in writing within thirty (30) calendar days, then such submission shall be deemed disapproved (unless and until subsequently approved).

(iii)            Submissions. Submissions for approval and other requested information shall be sent to the Marketing Review Team or, with respect to Licensor Reviewed Materials, Licensor. Upon the Marketing Review Team’s request, or, with respect to Licensor Reviewed Materials, Licensor’s request, any submissions of Marketing Materials for approval that are not in English shall be accompanied by an English translation. Any approval of specific packaging, advertising or other materials bearing the Licensed Mark shall be applicable only for the particular context, medium, jurisdiction and manner which was approved, and such approval shall not permit the usage of any such packaging, advertising or other materials in any other context that is materially different from the context under which the original approval was granted. For the avoidance of doubt, any material changes to approved Marketing Materials require the express prior written consent and approval of the Marketing Review Team, and to the extent that the Marketing Review Team requires any changes to be made, Licensee or its sublicensees, as applicable, shall make such changes prior to any publication or dissemination of such Marketing Materials.

(b)           Licensor Reviews. Any approval by Licensor or the Marketing Review Team shall not be deemed a waiver of Licensor’s rights and remedies under this Agreement, and Licensee and its sublicensees shall be responsible for their continued compliance with the terms thereof. In addition, Licensee acknowledges that Licensor may request periodic reviews of those Marketing Materials, training materials and standard checklists and other tools used by Licensee that are reasonable in scope to assist the Marketing Review Team being used by Licensee and its sublicensees in connection with the Licensed Mark or the Phase-Out M&E Licensed Mark, and Licensee and its sublicensees shall offer reasonable cooperation in connection therewith; provided, that Licensor shall not undertake more than one (1) periodic review per calendar quarter. In the event that Licensor believes, in its sole discretion, that any Marketing Materials approved by the Marketing Review Team fail to comply with the terms of this Agreement, then Licensor and Licensee shall discuss in good faith options for Licensee to cure such alleged non-compliance. If Licensor and Licensee are unable to agree to a mutually acceptable cure of the alleged non-compliance, the matter shall be subject to the dispute resolution provisions set forth in Schedule M. If the Executive Partnership Forum (as defined in the Global Commercial Services Operating Agreement) or the senior executives, as applicable, find that subject Marketing Materials do not comply with the terms of the Agreement, or the dispute is not resolved by the CEO Deadline, Licensor may cause the Marketing Review Team to withdraw such approval and Licensee shall promptly take commercially reasonable action to cease all display and use of such materials on a going-forward basis until the non-compliance is remediated to Licensor’s reasonable satisfaction. In the event that Licensor identifies three (3) instances in any twelve (12) month period in which the Marketing Materials fail to materially comply with the terms of this Agreement and such non-compliance is not cured promptly, as is reasonable under the circumstances, but no later than within (3) months of Licensee receiving notice from Licensor of such non-compliance, Licensor may escalate the non-compliance to the Executive Partnership Forum which shall mutually agree to remedial actions necessary to correct the non-compliance. In connection with the foregoing periodic reviews, Licensor reserves the right to conduct a post-review of approved Marketing Materials to assure compliance with the terms of this Agreement, and, upon Licensor’s request, Licensee and its sublicensees shall promptly submit samples to Licensor (i) in advance of the use of such Marketing Materials if requested by Licensor prior to such use or (ii) after use of such Marketing Materials if requested by Licensor after such use.

(c)           Compliance. All of Licensee’s and its sublicensees’ Marketing or Solicitation and Branding must be made in accordance with all applicable Laws and best industry standards and practices (including any union/guild requirements in connection with TV, radio, online or other advertising that may be subject to collective bargaining agreements). Marketing or Solicitation and Branding must not knowingly infringe the intellectual property, privacy or publicity rights of any Person.

(d)           Marketing Partners. Licensee can promote, sponsor or designate third party companies as marketing partners (including but not limited to sponsorship or benefit partnerships) subject to Licensor’s prior approval and Licensee’s compliance with Licensor’s co-marketing guidelines (if applicable), but in any event subject to the terms of this Agreement (including Section 6.6, for the avoidance of doubt); provided that such requirements shall not apply if the Licensed Mark is not used by Licensee or any third party in connection with such third-party relationship or partnership.

(e)           No Card Member Targeting. None of Licensee nor its Affiliates nor its sublicensees shall engage in or facilitate, directly or indirectly, the specific targeting of any American Express card members (including in any Marketing or Solicitation or Branding or based on marketing or mailing lists, databases, data-matching or other strategy for identifying them as such or other information available as a result of Licensee’s access to databases or information systems that have not been fully separated from American Express); provided, however, that the foregoing shall not restrict (i) any marketing to individuals unrelated to their status as an American Express card member whose information is known to Licensee as a result of such individual’s use of Licensee’s services or products; or (ii) any joint Marketing or Solicitation or Branding engaged in with Licensor or its Affiliates. The restrictions in this Section 5.3(e) shall be in effect during the term of this agreement and continue for a period of [***] after Licensee, its Affiliates and sublicensees have fully ceased use of the Licensed Mark.

Section 5.4            Use of the Licensed Mark for New Products or Services.

(a)           Submission & Review.

(i)                 Overall. This Section 5.4(a)(i) shall govern the use of the Licensed Mark with respect to new Other Business Travel Services that Licensee or its Affiliates seek to Market or Solicit using the Licensed Mark or any new or existing Other Business Travel Services that Licensee or its Affiliates seek to Brand. Licensee and its Affiliates may engage in the Marketing or Solicitation of any Other Business Travel Services (including expense management products, services and solutions integrated or in process of being integrated with Licensee’s or its Affiliates’ business travel services and products to assist clients to manage or mitigate the environmental impact of travel) using the Licensed Mark; provided, however, that Licensee shall not directly or indirectly Market or Solicit any new Other Business Travel Service using the Licensed Mark until the notice requirements in Section 5.4(a)(i)(2) have been satisfied. Additionally, Licensee may Brand any Other Business Travel Service, but only from the first date that it is deemed a Branded Other Business Travel Service pursuant to the process set forth in Section 5.4(a)(i). For the avoidance of doubt, (x) the Marketing or Solicitation of any new Other Business Travel Service using the Licensed Mark by Licensee or its Affiliates for which the notice requirements in Section 5.4(a)(i)(2) have been satisfied does not require the prior written consent of Licensor or its Affiliates, and (y) the process set forth in Section 5.4(a)(i) shall not apply to any Other Business Travel Services offered by Affiliates of Licensee which do not operate under the Licensed Mark.

(1)               To ensure sufficient lead time to complete the process set forth in this Section 5.4(a)(i), Licensee shall notify Licensor as soon as reasonably practicable if it determines it will seek to (A) Brand any new or existing Other Business Travel Service (each, a “Proposed Branded Other Business Travel Service”) or (B) use the Licensed Mark in the Marketing or Solicitation of any new Other Business Travel Service.

(2)               Not less than thirty (30) business days prior to the first (A) Marketing or Solicitation of any new Other Business Travel Service with the Licensed Mark or (B) planned Branding of any Proposed Branded Other Business Travel Service, Licensee shall deliver to Licensor a written notice thereof, which notice shall outline the key features, terms, scope and planned implementation or manufacture of such Other Business Travel Service or Proposed Branded Other Business Travel Service and include all other material information regarding such Other Business Travel Service or Proposed Branded Other Business Travel Service that will assist Licensor in its review, including (i) the reason for Marketing or Soliciting such new Other Business Travel Service with the Licensed Mark or Branding such Proposed Branded Other Business Travel Service; (ii) with respect to any new Other Business Travel Services, the correlation of such Other Business Travel Service to business travel; and (iii) with respect to any new Other Business Travel Services, whether any competitors of Licensee or its Affiliates currently offer or are proposing to offer a product or service similar to such new Other Business Travel Service, if known to Licensee. If Licensor reasonably believes that such notice does not include sufficient information for Licensor to evaluate such request, Licensor shall, (i) as promptly as reasonably practicable upon, but no later than fifteen (15) business days after receipt of such notice, provide written notice of such discovery (a “Notice of Insufficiency”) and (ii) as promptly as reasonably practicable upon, but no later than fifteen (15) business days after Licensee’s receipt of a Notice of Insufficiency, provide written notice of the additional information Licensor would reasonably require to review the request, and Licensee shall promptly provide an updated notice reasonably acceptable to Licensor, including by making its relevant employees available to Licensor for discussion of the new Other Business Travel Service or Proposed Branded Other Business Travel Service and submitting related materials for Licensor’s evaluation, at which point such notice shall be deemed complete. For the avoidance of doubt, in the event Licensor does not provide a Notice of Insufficiency within such fifteen (15) business day period after Licensor’s receipt of the notice provided by Licensee, such notice shall be deemed complete. For the avoidance of doubt, Licensee may, without Licensor’s approval (but subject to the notice requirements set forth in this Section 5.4(a)(i)(2)), Market or Solicit (but not Brand) any Other Business Travel Service using the Licensed Mark; provided, however, that, while lounge and dining services may be deemed to be Other Business Travel Services, Licensee may not create a Branded lounge or dining service or otherwise Brand lounge or dining services using the Licensed Mark, but may, using the Licensed Mark, refer to or offer, including as products and services available to customers of Licensee or its Affiliates, any non-proprietary lounge and dining services provided by Licensee’s supplier or other partners.

(3)               Solely with respect to Proposed Branded Other Business Travel Services, as soon as reasonably practicable, but not later than fifteen (15) business days after receiving a notice that is complete or deemed complete pursuant to Section 5.4(a)(i)(2), Licensor shall send a written objection notice or email to Licensee if Licensor determines in good faith that Branding a Proposed Branded Other Business Travel Service (I) would overlap with a product or service of Licensor or its Affiliates or (II) could reasonably (x) be detrimental to the value of or goodwill symbolized by the Licensed Mark, the Phase-Out M&E Licensed Mark or Amex Trademarks, or the reputation of Licensor or its Affiliates or (y) reasonably pose a risk of violating any material legal requirements relating to such Proposed Branded Other Business Travel Service ((I) and (II), collectively, the “Objection Criteria”), which notice shall specify the reason for the objection. If Licensor does not send an objection notice within such fifteen (15) business day period following receipt of notice from Licensee that is complete or deemed complete pursuant to Section 5.4(a)(i)(2), Licensee shall be permitted to Brand the Proposed Branded Other Business Travel Service with the Licensed Mark and such Proposed Branded Other Business Travel Service shall be deemed a Branded Other Business Travel Service.

(4)               Following receipt of an objection notice or email from Licensor under Section 5.4(a)(i)(3), Licensee may elect to deliver a Dispute Notice under Section 1.2 of Schedule M with respect to the Branding of such Proposed Branded Other Business Travel Service. Upon receipt of a Dispute Notice, the members of the Executive Partnership Forum shall discuss in good faith as to whether it is more likely than not that any of the Objection Criteria are met with respect to the Proposed Branded Other Business Travel Service, and, if so, shall consider modifications to such Proposed Branded Other Business Travel Service to enable the Branding of such Proposed Branded Other Business Travel Service; provided that approval by the Executive Partnership Forum shall be withheld until Licensee makes any modifications required by the Executive Partnership Forum. Any approval by the Executive Partnership Forum to Brand such Proposed Branded Other Business Travel Service shall be documented in writing executed by authorized signatories of Licensor and Licensee within twenty (20) business days following date of receipt by the Executive Partnership Forum of the Dispute Notice. Notwithstanding the foregoing, prior to any agreement or notice by the Executive Partnership Forum, Licensee may withdraw the request by written notice to Licensor and the Executive Partnership Forum. If no such written agreement by the Executive Partnership Forum or withdrawal by Licensee is timely made, the matter shall be immediately referred to the Chief Executive Officer of Licensor and the Chief Executive Officer of GBT Holdco. Such senior executives may direct authorized signatories of Licensor and Licensee to approve in writing that such Proposed Branded Other Business Travel Service may be Branded. If such senior executives are unable to reach an agreement, the Branding of such Proposed Branded Other Business Travel Service shall not be permitted unless and until such agreement is reached.

(5)               Any new products or services that constitute services of the Travel Business (other than Other Business Travel Services) or the M&E Business are deemed approved by Licensor without the need for submission or request to Licensor and may be Marketed or Solicited with the Licensed Mark (such products and services, “Pre-Approved New Products”). Licensee shall not engage in Marketing or Solicitation using the Licensed Mark of any product or service other than an Other Travel Business Service, Pre-Approved New Product or Pre-Existing Offering without Licensor’s prior written consent, such approval to be provided in Licensor’s sole discretion.

(ii)              Pre-Existing Offerings. For the avoidance of doubt, all products or services of the Business offered by or on behalf of the GBT Entities as of the Effective Date that are set forth on Schedule O (collectively, the “Pre-Existing Offerings”) are deemed approved by Licensor without the need for further submission or request.

(iii)            Services Not Constituting Services of the Business. For the avoidance of doubt, Licensor does not have review or approval rights with respect to any products or services that do not use the Licensed Mark or the Phase-Out M&E Licensed Mark.

(b)           Ongoing Review. Any approval by Licensor shall not be deemed a waiver of Licensor’s rights and remedies under this Agreement, and Licensee and its sublicensees shall be responsible for their continued compliance with the terms thereof. Licensor reserves the right to conduct a post-review of the Marketing or Solicitation or Branding of Other Business Travel Services with the Licensed Mark to assure compliance with the terms of this Agreement. In the event that Licensor reasonably believes that any Other Business Travel Service was materially misclassified in Licensor’s submissions pursuant to the process set forth in Section 5.4(a) or fails to materially conform to such submissions or modifications to such submissions required by the Executive Partnership Forum or the parties’ Chief Executive Officers pursuant to the process set forth in Section 5.4(a) (including as a result of any material change to such Other Business Travel Service by Licensee after receipt of Licensor’s approval), the matter shall be subject to the dispute resolution provisions set forth in Schedule M. If the Executive Partnership Forum or the parties’ Chief Executive Officers, as applicable, find that such Other Business Travel Service was materially misclassified in Licensor’s submissions pursuant to the process set forth in Section 5.4(a) or fails to materially conform to such submissions or modifications to such submissions required by the Executive Partnership Forum or the parties’ Chief Executive Officers pursuant to the process set forth in Section 5.4(a), or the dispute is not resolved by the CEO Deadline, Licensor may require Licensee to cease engaging in the Marketing or Solicitation of such Other Business Travel Services with the Licensed Mark and withdraw its approval for the Branding of the applicable Branded Other Business Travel Service. Thereafter, Licensee shall take commercially reasonable action to cease Marketing or Soliciting with the Licensed Mark or Branding such Other Business Travel Service on a going-forward basis until such Other Business Travel Service is resubmitted for consideration pursuant to the procedure set forth in Section 5.4(a)(i)(2) and the Marketing or Solicitation with the Licensed Mark or Branding of such Other Business Travel Service is approved by Licensor.

Section 5.5            Liaison. The Parties shall each designate a primary liaison to interface and coordinate with respect to the foregoing approval processes in accordance with this Agreement.

Article VI
USAGE GUIDELINES; RESTRICTIONS ON USE

Section 6.1            Brand, Licensing & Advertising Guidelines.

(a)           Compliance.

(i)                 Licensee and its sublicensees will comply with Licensor’s trademark, licensing, brand use, brand protection and advertising guidelines, policies, procedures, requirements and standards attached hereto as Schedule G (collectively, the “Brand Guidelines”).

(ii)              Licensor and Licensee’s marketing teams shall work together to promptly update the Brand Guidelines from time to time (including as may affect Schedule C, such as changes to the appearance and colors of logos and fonts) to facilitate Licensee’s compliance with the obligations set forth in Section 6.1(a)(i). Updates to the Brand Guidelines shall include such changes that are consistent with those that are applicable to Licensor’s business in connection with the “AMERICAN EXPRESS” brand and that are generally applicable to Licensor’s other licensees, and Licensee and its sublicensees will implement such changes as soon as reasonably practicable (including modifying and obtaining prior approval for Licensor Reviewed Materials); provided, however, that any updates to the Brand Guidelines shall in no event limit the scope of the license of the Licensed Mark under this Agreement.

(b)           Legends & Markings. Without limiting the foregoing, Licensee and its sublicensees shall use all legends, notices and markings (including the symbols TM or ®, as applicable) in connection with the Licensed Mark and the Phase-Out M&E Licensed Mark, in any form of media (including print and online materials and e-mails) as may be required by applicable Law or otherwise as requested by Licensor (including a legend to indicate that the Licensed Mark and the Phase-Out M&E Licensed Mark is owned by and/or registered to Licensor or its Affiliates and that Licensee or its sublicensee, as applicable, is using it under license from Licensor). Under no circumstances shall Licensee or its sublicensees use the Licensed Mark or the Phase-Out M&E Licensed Mark in a descriptive or generic manner.

Section 6.2            Content Restrictions. Licensee shall ensure that all of its and its sublicensees’ Marketing or Solicitation or Branding or other materials that incorporate the Licensed Mark or the Phase-Out M&E Licensed Mark or are otherwise used in connection with the Business are fair and accurate and free from statements, illustrations or implications that are offensive to good taste or public decency and do not use inappropriate, mean-spirited, offensive or vulgar humor, depictions or references. Without limiting the foregoing, Licensee’s and its sublicensees’ use of the Licensed Mark or the Phase-Out M&E Licensed Mark in connection with or on any materials or content shall exclude materials or content: (i) relating to controversial or polarizing topics, including politics, religion, human rights issues or controversial current affairs; (ii) portraying physical, mental or emotional violence of any kind, whether to people or animals; (iii) featuring violence, obscenity, sex, gambling, religion or other controversial subject matter or adult content; or (iv) displayed in any publications, websites, or other media properties that feature such topics by reputation or as a general matter (excluding any one-off featuring of such topics). Licensee and its sublicensees shall not use, reference or incorporate any public, famous or historical figure in connection with any Marketing or Solicitation or Branding without Licensor’s express prior written consent. In any event, Licensee and its sublicensees shall not undertake or offer any goods or services that can reasonably be characterized as: adult content; gambling; sweepstakes or similar promotions; unlawful/illegal activities, fraudulent business transactions, boycotts or organizations that United States government identifies as supporting terrorism. Licensee and its sublicensees shall not knowingly place advertising using the Licensed Mark or the Phase-Out M&E Licensed Mark on websites or in media that include the aforementioned prohibited content and furthermore shall not knowingly place advertising within a single click from such inappropriate or restricted subject matter (e.g., Licensee and its sublicensees may not use the Licensed Mark or the Phase-Out M&E Licensed Mark on a page that includes a direct link to inappropriate subject matter or a banner ad or other advertising concerning inappropriate subject matter, whether or not it is a link). In the course of operating their businesses, Licensee and its sublicensees shall not commit any act that shocks the conscience or defames or reflects unfavorably upon Licensor or causes material reputational harm to Licensor. In the event that Licensee obtains knowledge that it or its sublicensees is in material non-compliance with any of Section 6.2, it shall notify Licensor within twenty-four (24) hours of discovery of any such situation.

Section 6.3            Corporate Transactions. Licensee shall not, and shall ensure that its Affiliates do not, directly or indirectly use the Licensed Mark or the Phase-Out M&E Licensed Mark (a) to refer to the issuer entity or otherwise with respect to any offering of debt or equity securities of Licensee or any of its Affiliates, including in any of the marketing materials with respect to such offering or in any registration statement (a “Registration Statement”), prospectus, offering memorandum, press release or other document relating to the offering of such securities under applicable securities Laws (collectively, “Securities Documents”) or (b) in connection with any merger, equity purchase, asset purchase or similar transaction or other corporate transaction, including in any public release or announcement thereof (and any documents in respect of such transactions shall not include any Amex Trademarks in any defined term used therein, except to refer to American Express Company or any of its Affiliates) (any such release, announcement or document, a “Corporate Transaction Document”) without first consulting American Express Company to the extent practicable, except that any public release or announcement with respect to any merger, equity purchase, asset purchase or similar transaction may include the Licensed Mark or Phase-Out M&E Licensed Mark (subject to the other terms of this Agreement) in the event that Licensee demonstrates to Licensor through audited financial statements or other independent evidence reasonably satisfactory to Licensor that the Person, business or asset acquired by Licensee or any of its Affiliates pursuant thereto derives not less than sixty percent (60%) of its revenue as of the time of entry into the definitive agreement with respect to such transaction from the Travel Business and M&E Business and, in such case, the Licensed Mark or the Phase-Out M&E Licensed Mark (subject to the other terms of this Agreement, including prohibitions on use of the Licensed Mark or the Phase-Out M&E Licensed Mark in connection with the Non-Business Services) may only be displayed in a manner that would not reasonably be expected to result in a Person determining that American Express Company (or any of its Affiliates) is the issuing entity for any such Corporate Transaction in whole or in part; provided, that the foregoing clauses (a) and (b) shall not restrict Licensee or its Affiliates from using the Licensed Mark or the Phase-Out M&E Licensed Mark (subject to the other terms of this Agreement) in a descriptive manner to state that Licensee operates its Business using the Licensed Mark or the Phase-Out M&E Licensed Mark; provided that any document containing such a usage shall include the disclaimer set forth on Schedule N hereto.

Section 6.4            Co-Branding.

(a)               Scope. Except as expressly provided in Section 8.3, Article IX or any Brand Transition Plan approved by Licensor pursuant to Article IX, Licensee and its sublicensees may not co-brand or use the Licensed Mark or the Phase-Out M&E Licensed Mark in combination with, or in the general proximity of, any other Trademarks (except as to such co-brand(s) and use(s) approved prior to the Effective Date, in each case, as set forth on Schedule P), subject to the terms of this Agreement (including Section 6.1), except with Licensor’s express prior written consent. Each Trademark that Licensee or any of its Affiliates uses in combination with, or in the general proximity of the Licensed Mark shall, pursuant to this Section 6.4, be subject to the requirements of Section 2.1(c) and Licensee shall immediately cease all co-branding of such Trademark with the Licensed Mark from and after such date that it engages in any Marketing or Solicitation of Leisure Travel Services using such Trademark.

(b)               Prior Consent. Any co-branding permitted hereunder shall require Licensor’s express written consent prior to use in connection with Licensee’s or its sublicensees’ legal entity or trade name or any other public-facing materials. Without limiting the foregoing, any co-branding activities shall comply with Licensor’s written co-branding guidelines.

Section 6.5            Public Relations. Licensee will designate one person to be responsible for coordinating with Licensor on communications issues to the press or to the public (other than business materials, Marketing or Solicitation or Branding or other materials, which are addressed in Section 5.3), including attending periodic meetings if requested by Licensor. This contact will be briefed by Licensor’s public affairs and communications representatives regarding Licensor’s general communication and disclosure policies and guidelines, once they have been provided to Licensee by Licensor in writing, and Licensee and its sublicensees shall abide therewith. The Licensee contact will promptly inform Licensor of any material negative issues which may surface in the news media, public or customer base involving Licensee’s or its sublicensees’ products or services or the use of the Licensed Mark or the Phase-Out M&E Licensed Mark.

Section 6.6            Payment Provider Obligations.

(a)            First Payment Option. Subject to any contrary direction required by its clients, to the extent permitted under applicable Law, Licensee and its Affiliates (including, for the avoidance of doubt, any Persons or businesses acquired by GBT Holdco or its Affiliates after the Effective Date) will use commercially reasonable efforts to (x) use products and services offered by American Express Company and its Affiliates as the default and/or first payment option when a client or its personnel use or otherwise select a payment method and (y) implement similar approaches (including in the context of online, mobile or offline communications) depending on the nature of the client arrangement or interaction. As promptly as reasonably practicable following any acquisition by GBT Holdco or any of its Affiliates of any Person or business, Licensee shall cause such Person or business (and its Affiliates) to (x) use commercially reasonable efforts to use products and services offered by American Express Company and its Affiliates as the default and/or first payment option when a client or its personnel use or otherwise select a payment method and (y) implement similar approaches (including in the context of online, mobile or offline communications) depending on the nature of the client arrangement or interaction in accordance with this Section 6.6(a); provided, that no such Person or business shall be required to breach any of its contractual obligations in effect as of the consummation of such acquisition to the extent prohibiting it from complying with the foregoing obligations (and Licensee shall not be deemed in breach of this Section 6.6(a) solely with respect to such Person or business during the pendency of such contractual obligations); provided, further, that (w) Licensee shall not, and shall cause its Affiliates (including such Person or business from and after consummation of such acquisition) not to, renew (or permit the autorenewal of) or extend any such contractual obligation, (x) Licensee shall terminate or cause to be terminated such contractual obligation as soon as permitted by the terms of the contract providing for such obligation, (y) Licensee shall cause such Person or business not to expand the scope of any such agreement beyond the scope in effect as of the consummation of such acquisition, and (z) during the period between the execution of the definitive agreement with respect to such acquisition and consummation of such acquisition, Licensee shall not, and shall cause its Affiliates not to, direct or permit (to the extent Licensee’s or its Affiliates’ consent is required for such action to be taken pursuant to such definitive agreement) such acquired Person or business to enter into, extend or renew (or permit the autorenewal of) any contractual obligation that would prevent such Person or business (or any of its Affiliates) from complying with the terms of this Section 6.6(a) following consummation of such acquisition. Notwithstanding anything in the foregoing sentence to the contrary, if Licensor requests that Licensee cause any acquired Person or business (and its Affiliates) to terminate an agreement that is inconsistent with the first sentence of this Section 6.6(a) prior to the end of the term of such agreement, (i) Licensee shall provide to Licensor reasonable detail setting forth the amount such acquired Person or business would be required to pay the applicable counterparty pursuant to the terms of such agreement to exit such agreement prior to the end of the term, and (ii) to the extent any such agreement does not include an early termination right for such [***], Licensor and Licensee shall discuss in good faith an amount [***] (collectively, the “Termination Fee”). If Licensor, in its sole discretion, agrees to pay or reimburse Licensee the Termination Fee, and the applicable counterparty agrees to mutually terminate such agreement, the parties will document the same in a writing signed by authorized officers of Licensor and Licensee, Licensee shall cause such acquired Person or business to exit such agreement on such terms, and Licensee and such acquired Person or business to exit such agreement shall have a reasonable period of time thereafter to comply with the terms of this Section 6.6(a). As used in this Agreement, “consummation” means completion or “closing” of an acquisition in accordance with the terms of the associated acquisition documents. For the avoidance of doubt, nothing in this Agreement will preclude Licensee or its Affiliates from accepting payments from other payment providers (in addition to accepting payments from Licensor and its Affiliates) or from developing technical integration of products or services that support payments made via other payment providers; provided, however, that in the event of any such technical integration, Licensor and its Affiliates shall have the right to integrate similar products and services in the manner discussed above.

(b)           Intentionally Omitted.

(c)            Termination. This Section 6.6 shall terminate only as follows:

(i)                 By mutual agreement of the Parties in writing,

(ii)              By Licensor in its sole discretion,

(iii)            In accordance with Section 8.7, or

Absent any termination as set forth in the foregoing clauses (i), (ii) or (iii), upon the last day of the Initial Term or the then-current Renewal Term, if applicable.

Section 6.7            Card Acceptance Requirements. Licensee and its Affiliates shall, at all times during the Initial Term and any Renewal Term (as applicable) accept payment products issued by Licensor or any of its Affiliates as a form of payment for goods or services offered by Licensee and any of its Affiliates. Additionally, Licensee and its Affiliates shall not apply a [***] for payment with any payment product issued by Licensor or any of its Affiliates, except as otherwise specified in agreements governing Licensee’s and its Affiliates’ acceptance of the payment products issued by Licensor or any of its Affiliates.

Section 6.8            Compliance Audits. Licensee shall permit Licensor, or its designated representatives, to conduct an annual audit or at such other frequency as is mutually agreed by the parties to confirm Licensee’s or its Affiliates’ compliance with this Agreement (including Article VI), including by permitting Licensor or such representatives to audit Licensee’s and its Affiliates’ respective products and services Marketed, Solicited or Branded with the Licensed Mark. Such audits shall be conducted upon reasonable prior notice at a time and place mutually agreed to by the Parties, shall be reasonably designed to minimize any interruption to Licensee’s or its Affiliates’ business operations and shall be conducted during normal business hours. At Licensor’s request, Licensee shall provide to Licensor and its designated representatives reasonable access to Licensee’s and its Affiliates’ books, records, samples of materials, reports and other information or documents, including samples of the Marketing Materials approved by, and training materials used by, the Marketing Review Team, in each case, that are reasonably necessary for Licensor’s review of Licensee’s or its Affiliates’ compliance with this Agreement. If the audit or review uncovers a material deviation from Licensee’s and its sublicensees’ obligations under this Agreement, then Licensor shall, without prejudice to any other rights or remedies which may be available to Licensor, notify Licensee or its Affiliate, as applicable, and Licensee or its Affiliate shall, in Licensor’s sole discretion, (i) promptly take all reasonably necessary steps to remedy such material deviation in a manner reasonably satisfactory to Licensor, or (ii) cease using the Licensed Mark or the Phase-Out M&E Licensed Mark on non-compliant materials and promptly take steps to remove such non-compliant materials from the market. In the event of any material non-compliance or deviation, Licensee and its sublicensees shall bear the costs associated with the audit. Licensee shall also bear the costs associated with bringing such non-compliant materials into compliance.

Article VII
NET PROMOTER SCORES; CUSTOMER SATISFACTION SURVEYS

Section 7.1            Conduct of Surveys. Once every four (4) calendar months in each calendar year (each, a “Measurement Period”), Licensee shall conduct net promoter score (“NPS”) surveys and corporate customer satisfaction (“CSAT”) surveys in connection with the use of the Licensed Mark hereunder. The CSAT surveys will be conducted starting with the first full Measurement Period following the Effective Date and the NPS surveys will be conducted starting with the first full Measurement Period after the first anniversary of the Effective Date.  Licensee shall use a research vendor reasonable acceptable to Licensor to conduct the surveys.

Section 7.2            Methodology. The methodology and implementation of the surveys shall be subject to Licensor’s prior written approval, not to be unreasonably withheld, delayed or conditioned, it being understood and agreed that (a) the CSAT surveys will be conducted consistent with the manner in which Licensee had conducted such surveys prior to the Effective Date, and (b) the NPS surveys will be conducted in accordance with a methodology consistent with the one utilized by Licensee prior to the Effective Date. Licensee shall bear the cost of all such surveys, and shall promptly share the complete results with Licensor (and otherwise reasonably cooperate with Licensor to identify trends and other data in connection with surveys). Licensee shall participate in any meetings and joint review sessions that may be reasonably requested by Licensor, including as a result of any Minor Brand Event or Major Brand Event. The Parties will work together to develop an operational process document within six (6) months after the Effective Date to provide further details in connection with this Section 7.2.

Section 7.3            Brand Events.

(a)            Definitions. As used herein,

(i)            “Minor Brand Event” means the occurrence of either of the following:

(1)               A decline in Licensee’s NPS for two consecutive Measurement Periods at a [***] confidence level below [***] (such threshold shall be referred to as the “Minimum NPS”);

(2)               If Licensee’s NPS is at or below [***] for a Measurement Period, the NPS for such Measurement Period shall be the “Baseline NPS”, and for so long as Licensee’s NPS remains at or below [***], an additional decline in Licensee’s NPS by [***] or more from the Baseline NPS for two (2) consecutive Measurement Periods. For the avoidance of doubt, the Baseline NPS shall be reset upon Licensee’s NPS exceeding [***] for a Measurement Period and shall be re-determined based on a subsequent Measurement Period where Licensee’s NPS is at or below [***]; or

(3)               A decline in Licensee’s CSAT index below [***] (such threshold shall be referred to as the “Minimum CSAT”) for two consecutive calendar Measurement Periods.

(ii)           “Major Brand Event” means the occurrence of any of the following:

(1)               Two consecutive Minor Brand Events;

(2)               Two Minor Brand Events over the course of [***] Measurement Periods (even if such Minor Brand Events were cured);

(3)               A decline in Licensee’s NPS of [***] points or more below the Minimum NPS for two consecutive Measurement Periods; or

(4)               Licensee’s CSAT index falls below [***] for two consecutive Measurement Periods.

(iii)            “Brand Rehabilitation Fund” means a dedicated fund established by Licensee for the sole purpose of rehabilitating, protecting and enhancing the value and goodwill of the Licensed Mark, including for purposes of addressing operational issues that may have contributed to the underlying issue.

(b)            Minor Brand Event. Upon the occurrence of a Minor Brand Event:

(i)                 Licensee shall cooperate with Licensor to rehabilitate the brand, at Licensee’s cost and expense, including by taking all steps as directed by Licensor and mutually agreed upon by Licensee that are reasonably necessary in connection with the foregoing.

(ii)              If Licensee raises the NPS to the Minimum NPS or the CSAT index to the Minimum CSAT, as applicable, a Minor Brand Event shall be deemed cured.

(iii)            Commencing on the conclusion of the second Measurement Period following the occurrence of the Minor Brand Event, for each Measurement Period that a Minor Brand Event is not cured pursuant to clause (ii) above, Licensee shall pay into the Brand Rehabilitation Fund an amount (the “Brand Rehabilitation Fund Payment”) equal to [***] increased by [***] for every [***] NPS points Licensee’s NPS is below the Minimum NPS or for every [***] CSAT points Licensee’s CSAT is below the Minimum CSAT; provided that the Brand Rehabilitation Fund Payment shall not exceed [***] in Year 1. The maximum annual Brand Rehabilitation Fund Payment shall decrease by [***] in each successive calendar year through the fifth calendar following Year 1 (“Year 6”), in which the maximum Brand Rehabilitation Fund Payment shall be [***]. If applicable, the Brand Rehabilitation Fund Payment in each calendar year following Year 6 shall be [***].

(c)            Major Brand Event. Upon the occurrence of a Major Brand Event, Licensor shall have the right to terminate this Agreement within thirty (30) days following confirmation of the Major Brand Event.  If Licensor does not terminate this Agreement within said thirty (30) days, then Licensor shall not have the right to terminate this Agreement for such Major Brand Event and will also not have the right to terminate this Agreement for another Major Brand Event for the next twelve (12) months. Following any such Major Brand Event, Licensee shall reasonably cooperate with Licensor to rehabilitate the brand, at Licensee’s cost and expense, by taking all steps reasonably necessary to cure the Major Brand Event. Without limiting the foregoing, Licensee shall make payments into the Brand Rehabilitation Fund but in no event shall any such payment obligations in the aggregate exceed the Brand Rehabilitation Fund Payment.

(d)           Brand Rehabilitation Fund. The funds contributed to the Brand Rehabilitation Fund shall be held in a separate bank account of Licensee established solely for such purpose and shall be used by Licensee in consultation with Licensor, including marketing campaigns or other activities, designed to rehabilitate, protect and enhance the Licensed Mark as it relates to the Business, including through addressing operational issues that contributed to the underlying decline. For the avoidance of doubt, unless Licensor and Licensee agree in writing that any funds contributed to the Brand Rehabilitation Fund may be refunded or otherwise returned to Licensee, no such funds shall be refundable or otherwise returned to Licensee, but rather shall be expended in connection with the foregoing. The Parties shall fully cooperate with any activities in respect thereof. Licensor shall have the option, but not the obligation, to contribute its or other third-party funds to the Brand Rehabilitation Fund, which to be clear will not be a capital contribution between Licensor and GBT Holdco but rather an earmarking of such funds for such purpose.  For purposes of determining the level of performance or payments due under any incentive or other similar compensatory arrangements established, assumed or maintained by GBT Holdco and its Subsidiaries (including equity or equity-based arrangements), the full amount of Licensee’s payment obligations to the Brand Rehabilitation Fund shall be treated, at the time any such payment is owed, as an expense of GBT Holdco and its Subsidiaries (or a comparable offset, under applicable employee plans or arrangements).

(e)           Brand Review Board. Licensor and Licensee shall establish a brand review board, which shall consist of at least two designees of Licensor and Licensee with a title of Vice President or higher (the “Brand Review Board”). The Brand Review Board shall hold at least one (1) meeting per Measurement Period to discuss NPS, CSAT, branding opportunities and other matters relating to the Licensed Mark.

(f)            Notwithstanding anything contained in this Agreement to the contrary, the provisions of this Article VII shall not apply (i) until the earlier of (A) the transaction volume of the GBT Group recovering to [***] or more of the [***] of GBT Group for two consecutive calendar months or (B) [***], or (ii) if the Minor Brand Event or Major Brand Event, as applicable, is caused by Licensor or any of its Affiliates. The first calendar year commencing as of the earlier occurrence of the foregoing sub-clauses (A) or (B) shall be “Year 1”.

(g)            Notwithstanding anything contained in this Agreement to the contrary, any new customers acquired by Licensee or its Affiliates pursuant to the closing of an acquisition by Licensee or its Affiliates will be disregarded for the purposes of this Article VII for the first four Measurement Periods following such closing; provided that such customers shall be subject to the surveys contemplated in this Article VII on a ring-fenced basis during such period for the purpose of establishing a trendline.

Article VIII
TERM AND TERMINATION

Section 8.1            Term. This Agreement, and the licenses granted herein, shall commence as of the Effective Date and shall terminate on the later of (a) the eleventh (11th) anniversary of the Effective Date (the “Initial Term”) or (b) the end of the Renewal Term (if any), unless earlier terminated in accordance with the provisions set forth herein.

Section 8.2            Re-Evaluation and Renewal. From and after the eighth (8th) anniversary of the Effective Date, the Parties shall cooperate in good faith to reach a mutually agreed determination of (i) whether to extend the term of this Agreement beyond the Initial Term, and if so, (ii) the period during which this Agreement shall continue beyond the Initial Term (the “Renewal Term”). If the Parties are unable to mutually agree upon either of the foregoing clauses (i) or (ii) prior to the tenth (10th) anniversary of the Effective Date, this Agreement, and any licenses and sublicenses granted hereunder, shall terminate at the end of the Initial Term, unless earlier terminated in accordance with the provisions set forth herein.

Section 8.3            Brand Transition. Any transition from the Licensed Mark hereunder shall be subject to terms of the Brand Transition Plan.

Section 8.4            Termination.

(a)            By Licensor. Licensor may terminate this Agreement in the event that one or more of the following occur:

(i)                 if Licensee or its Affiliates materially breach the terms of this Agreement;

(ii)              pursuant to Section 8.5(a), Section 8.5(b) or Section 13.5(b);

(iii)            if at any time the license (or sublicense thereunder) materially and detrimentally impacts (1) the validity, enforceability or value of the Licensed Mark, the Phase-Out M&E Licensed Mark or any Amex Trademarks or (2) Licensor’s ability to protect or enforce the Licensed Mark, the Phase-Out M&E Licensed Mark or any Amex Trademarks;

(iv)             upon the occurrence of a Major Brand Event as set forth in Article VII;

(v)               if the activities of Licensee, its Affiliates or sublicensees or of any senior executive, director or member of the management board of Licensee, its Affiliates or sublicensees, bring the Licensed Mark, the Phase-Out M&E Licensed Mark or any Amex Trademarks into disrepute;

(vi)             if at any time and to the extent any license or sublicense pursuant to this Agreement is no longer permitted under applicable Banking Laws, or otherwise would violate applicable Law;

(vii)          if Licensee ceases a substantial portion of its operations within the Business, becomes or is adjudicated insolvent, is unable to meet or has ceased paying its obligations as they generally become due, is subject to any insolvency proceeding, makes an assignment for the benefit of creditors or is subject to receivership, conservatorship or liquidation;

(viii)        if (x) any Amex Competitor listed in subsection (B)(i) of Schedule J at any time becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of more than [***] of the equity securities or voting power of GBT Holdco or (y) any Amex Competitor listed in subsection (B)(ii) of Schedule J at any time becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of more than [***] of the equity securities or voting power of GBT Holdco;

(ix)             if Licensee or any of its Affiliates (x) ceases to accept payment products issued by Licensor or any of its Affiliates as a form of payment for goods or services offered by Licensee and any of its Affiliates, (y) applies a fee or surcharge for payment with any payment product issued by Licensor or any of its Affiliates, except as otherwise specified in agreements governing Licensee’s and its Affiliates’ acceptance of the payment products issued by Licensor or any of its Affiliates or (z) commences a claim against Licensor or any of its Affiliates relating to or arising out of the maintenance and enforcement of any [***] American Express Cards as may be in existence from time to time; or

(x)               If Licensee or any of its Affiliates materially violates any applicable Law (including any applicable Banking Laws).

provided, as follows: (A)(1) before any termination pursuant to this Section 8.4(a): Licensor shall provide written notice of termination to Licensee and identify such event and occurrence; and (2) with respect to termination pursuant to Section 8.4(a)(i), Section 8.4(a)(v), Section 8.4(a)(vii), Section 8.4(a)(viii), or Section 8.4(a)(ix) above, Licensee shall have thirty (30) days from the receipt of such notice to cure such event or occurrence (provided that the underlying breach is reasonably capable of being cured), in which case such written notice shall not terminate this Agreement; (B) Licensor’s failure to provide Licensee with written notice of termination by Licensor hereunder within six (6) months of Licensor receiving notice of such event or occurrence that could give rise to a termination right from Licensee pursuant to Section 13.9 shall be deemed a waiver by Licensor of any such termination right hereunder other than with respect to the termination right set forth in Section 8.4(a)(viii), which Licensor shall only have the ability to exercise within ninety (90) days of the occurrence giving rise to such right. For the avoidance of doubt, Licensor may not use delivery of any notice of termination to justify or otherwise support a right to terminate; provided that it may use the events described therein to so justify or support.

(b)            Cessation of Use. In addition, the licenses granted herein shall terminate in the event Licensee ceases to use the Licensed Mark in its business for a period of six (6) consecutive months.

(c)           Immediate Termination Event. Termination by Licensor pursuant to any of the foregoing clauses in this Section 8.4 shall be deemed an “Immediate Termination Event”.

Section 8.5            Termination for Breach of Payment Provider Obligations or Leisure Marketing Restrictions.

(a)            In the event that Licensee or any of its Affiliates breaches any Payment Provider Obligation and such breach remains uncured for [***] following receipt by Licensee of written notice thereof by Licensor, Licensor shall have the right to seek injunctive relief enjoining such breach. Notwithstanding anything in the Agreement to the contrary, if Licensor or its Affiliates are awarded injunctive relief for such breach, such injunctive relief shall be Licensor’s and its Affiliates’ sole and exclusive remedy for such breach. In the event of a breach, following which Licensor or its any of its Affiliates (a) seeks but fails to obtain injunctive relief and (b) where a court determines such breach to be material, Licensor shall have the right, in its sole discretion, to: (i) terminate this Agreement for cause and/or (ii) receive, as liquidated damages and not as a penalty, the Liquidated Damages Payment from Licensee provided that, the payment of the Liquidated Damages Payment shall be the sole and exclusive damages recoverable by Licensor and its Affiliates arising from or relating to such material breach of any Payment Provider Obligation; provided, however, that, in the event of a material breach where Licensor seeks but fails to obtain an injunction and Licensor subsequently chooses to receive the Liquidated Damages Payment under subclause (ii) above but a court determines the Liquidated Damages Payment to be inapplicable, Licensor may seek actual damages for such material breach. In the event of a material breach of any Payment Provider Obligation but (i) Licensee or any of its Affiliates previously committed a material breach of a Payment Provider Obligation, (ii) Licensor or any of its Affiliates has received the Liquidated Damages Payment for a previous material breach or Licensor or any of its Affiliates has not previously received the Liquidated Damages Payment and a court determines the Liquidated Damages Payment to be inapplicable for such current material breach, and (iii) Licensor did not terminate this Agreement for cause for in connection with such material breach pursuant to this Section 8.5(a), Licensor’s and its Affiliates’ sole and exclusive remedies in respect thereof shall be the right to receive injunctive relief or, if such injunctive relief is not obtained, recovery of its actual damages, as well as the right, in Licensor’s sole discretion, to terminate this Agreement for cause for such material breach if such material breach remains uncured following the applicable cure period; provided, however, that Amex may not seek actual damages for a material breach if, for such material breach, (x) Amex has failed to seek an injunction or (y) if an injunction has been obtained.

(b)            In the event that Licensee or any of its Affiliates breaches any Leisure Marketing Restriction and such breach remains uncured for [***] following receipt by Licensee of written notice thereof by Licensor, Licensor shall have the right to seek injunctive relief enjoining such breach. Notwithstanding anything in the Agreement to the contrary, if Licensor or its Affiliates are awarded injunctive relief for such breach, such injunctive relief shall be Licensor’s and its Affiliates’ sole and exclusive remedy for such breach. In the event of a breach, following which (a) Licensor or any of its Affiliates seeks but fails to obtain injunctive relief and (b) where a court determines such breach to be material, Licensor shall have the right, in its sole discretion, to (i) terminate this Agreement for cause and/or (ii) receive, as liquidated damages and not as a penalty, the Liquidated Damages Payment from Licensee provided that, the payment of the Liquidated Damages Payment shall be the sole and exclusive damages recoverable by Licensor and its Affiliates arising from or relating to such material breach of any Leisure Marketing Restriction; provided, however, that, in the event of a material breach where Licensor seeks but fails to obtain an injunction and Licensor subsequently chooses to receive the Liquidated Damages Payment under subclause (ii) above but a court determines the Liquidated Damages Payment to be inapplicable, Licensor may seek actual damages for such material breach. In the event of a material breach of any Leisure Marketing Restriction but (i) Licensee or any of its Affiliates previously committed a material breach of a Leisure Marketing Restriction, (ii) Licensor or any of its Affiliates has received the Liquidated Damages Payment for a previous material breach or Licensor or any of its Affiliates has not previously received the Liquidated Damages Payment and a court determines the Liquidated Damages Payment to be inapplicable for such current material breach, and (iii) Licensor did not terminate this Agreement for cause for in connection with such material breach pursuant to this Section 8.5(b), Licensor’s and its Affiliates’ sole and exclusive remedies in respect thereof shall be the right to receive injunctive relief or, if such injunctive relief is not obtained, recovery of its actual damages, as well as the right, in Licensor’s sole discretion, to terminate this Agreement for cause for such material breach if such material breach remains uncured following the applicable cure period; provided, however, that Amex may not seek actual damages for a material breach if, for such material breach, (x) Amex has failed to seek an injunction or (y) if an injunction has been obtained.

(c)            In any action for injunctive relief as described in the foregoing subsection (a) or (b), the Parties (on behalf of themselves and their respective Affiliates) hereby stipulate: (x) Licensor would suffer irreparable harm; (y) monetary damages would be insufficient to compensate Licensor and (z) Licensor need not post a bond in connection with any such injunctive relief; provided, neither Licensor nor any of its Affiliates may use such stipulations to justify or otherwise support a finding that a breach of a Payment Provider Obligation or Leisure Marketing Restriction is, in fact, a material breach.

(d)           For the avoidance of doubt, nothing in Section 8.5(a) or Section 8.5(b) shall limit Licensor’s or its Affiliates’ ability to seek (i) injunctive relief and/or (ii) actual damages in circumstances for any breach(es) of the Payment Provider Obligations or Leisure Marketing Restrictions that is/are not found to be a material breach. Notwithstanding anything contained in this Agreement to the contrary, the Parties acknowledge and agree that in no event will Licensee or any of its Affiliates be required to pay the Liquidated Damages Payment on more than one occasion, whether or not the Liquidated Damages Payment may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. Additionally, notwithstanding anything contained in this Agreement to the contrary, the Parties acknowledge and agree that both injunctive relief and actual damages (but not termination) shall be remedies available to Licensor and its Affiliates in the event of any breach(es) of the Payment Provider Obligations or Leisure Marketing Restrictions that is/are not found to be a material breach.

(e)           The Parties acknowledge and agree that (A) the agreements contained in this Section 8.5 are an integral part of this Agreement and the transactions contemplated by this Agreement; (B) the damages resulting from a breach of any of the Payment Provider Obligations or Leisure Marketing Restrictions under circumstances where the Liquidated Damages Payment is payable are uncertain and incapable of accurate calculation; and (C) without these agreements, the Parties would not enter into this Agreement. Therefore, the Liquidated Damages Payment, if, as and when required to be paid pursuant to this Section 8.5 will not constitute a penalty but rather liquidated damages in a reasonable amount that will compensate Licensor in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement.

(f)            If Licensee fails to promptly pay any amount due pursuant to this Section 8.5 following completion of all proceedings on appeal pertaining to such amount due pursuant to this Section 8.5 and, in order to obtain such payment, Licensor commences an action that results in a judgment against Licensee equal to such amount or any portion thereof then Licensee will pay or cause to be paid to Licensor, in addition to such amount or portion thereof, the reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) of Licensor in connection with such action, together with interest on such amount or portion thereof from the date of completion of all proceedings on appeal pertaining to such amount due pursuant to this Section 8.5 through the date that such payment was actually received.

(g)            For the avoidance of doubt, each of the following actions, in and of itself, shall not constitute a “material breach” of any of the Payment Provider Obligations or the Leisure Marketing Restrictions (provided, that (A) repeated occurrences of any of the following actions or (B) any of the following actions, if taken and not promptly cured following written notice of such action by Licensor to Licensee may, in each case, constitute a “material breach”):

(i)                 inadvertent inclusion of the Licensed Mark or Phase-Out M&E Licensed Mark in any Securities Document or Corporate Transaction Document (except as expressly permitted hereunder); or

(ii)              inadvertent and non-sustained usage of the Licensed Mark or Phase-Out M&E Licensed Mark on business cards, biographies or in email addresses by employees, contractors, consultants or agents engaged primarily in Marketing or Solicitation of Leisure Travel Services (other than Bleisure Services).

Section 8.6            Regulatory Termination. If at any time that Licensor or any of its Affiliates is subject to regulatory or supervisory restrictions that would limit its ability to fully exercise 4(k) authority (without the prior approval of the Federal Reserve) with respect to Licensee due to supervisory, compliance or other issues that are not directly related to Licensee, Licensor shall promptly deliver a written notice to Licensee informing Licensee that such restrictions apply (“Amex Notice”). Licensee may, at its option and by delivering a written notice to Licensor (“GBT Notice”) within one hundred eighty (180) days of its receipt of the Amex Notice, require that Licensor and its Affiliates divest or otherwise restructure its investment in Licensee and its Affiliates such that Licensee and its Affiliates would no longer be considered “controlled entities” of Licensor and its Affiliates for the purposes of Banking Laws, which may include a reduction, restructuring or divestment of Licensor’s investment in Licensee and/or the elimination of contractual rights that Licensor has with respect to Licensee (“De-Control Election”). In the event that Licensee makes a De-Control Election, Licensor and Licensee shall negotiate in good faith regarding the approach Licensor will take to cause Licensee to no longer be deemed to be a “controlled entity” of Licensor for the purposes of the Banking Laws. In the event that Licensee makes a De-Control Election, Licensor may, at its option and by delivering a written notice to Licensee within ninety (90) days of its receipt of the GBT Notice, elect to terminate this Agreement or to continue this Agreement.

Section 8.7            Effect of Termination of License.

(a)           In the event this Agreement is terminated pursuant to Section 8.4(a)(i), Section 8.4(a)(ii), Section 8.4(a)(iv), Section 8.4(a)(ix) or Section 8.4(a)(x), Licensor may, in its sole discretion, elect to maintain or terminate Licensee’s co-brand obligations to Licensor contemplated in Sections 2.01, 2.02 and 2.03 of the Consumer Services Operating Agreement; provided, however, that regardless of whether Licensor elects to maintain Licensee’s co-brand obligations to Licensor, if Licensor terminates this Agreement pursuant to such provisions listed in the first sentence of this Section 8.7(a), the Payment Provider Obligations shall survive such termination of this Agreement and terminate, at Licensor’s election in its sole discretion, (x) on the effective date of the expiration or termination of this Agreement or (y) upon the earlier of: (A) the date that is one (1) year following the effective date of termination of this Agreement or (B) the last day of the Initial Term or the then-current Renewal term, as applicable, without giving effect to such earlier termination of this Agreement.

(b)           In the event this Agreement expires pursuant to its terms or is terminated pursuant to Section 8.4(a)(iii), Section 8.4(a)(v), Section 8.4(a)(vi), Section 8.4(a)(vii), Section 8.4(a)(viii) or Section 8.6, the Payment Provider Obligations shall terminate concurrently with such termination; provided, however, that the obligations (including without limitation any Licensee obligations with respect to [***] and any Licensor obligations to compensate Licensee) of Licensor and Licensee with respect to any agreement for co-branding obligations of the Licensee, as contemplated by Sections 2.01, 2.02 and 2.03 of the Consumer Services Operating Agreement, executed by Licensor and Licensee prior to the date of such termination will continue in accordance with its terms until the existing termination date of such agreement; provided, further, that Licensee shall have no obligation to renew any such agreement or enter into new agreement pursuant to which it would undertake such co-brand obligations.

Article IX
TRANSITION PROCESS

Section 9.1            Transition Process.

(a)           Brand Transition Plan. In the case the Parties have not agreed to a Renewal Term pursuant to Section 8.2, no later than the last day of the ninth contract year of the Initial Term, and in the case the Parties have agreed to a Renewal Term pursuant to Section 8.2, no later than the date that is two years before the end of such Renewal Term, Licensee shall prepare, with Licensor’s input and prior approval (not to be unreasonably withheld, conditioned or delayed), a brand migration strategy (including with respect to advertising, communication, and marketplace transitions and taking into account Licensee’s intended new brand (which shall, for the avoidance of doubt, have a “look and feel” distinct from that of any Amex Trademark), and including any appropriate run-off periods for the use of pre-printed Marketing or Solicitation or Branding) for the multiple scenarios where Licensee may desire or be required to transition from or otherwise terminate the use of the Licensed Mark pursuant to this Agreement such that Licensee’s cessation of use of the Licensed Mark shall not negatively impact the value of or goodwill symbolized by the Licensed Mark, Amex Trademarks, the reputation of American Express Company or its Affiliates (the “Brand Transition Plan”). The Brand Transition Plan must be approved in writing by Licensor prior to being effective, such approval not to be unreasonably withheld, delayed or conditioned. Any brand migration strategies that call for a period of co-branding shall be consistent with the terms of Section 6.4. Licensee shall regularly maintain and annually update the Brand Transition Plan with Licensor’s input and subject to Licensor’s approval. Upon the date that is two (2) years before the end of such Renewal Term, Licensee shall implement the Brand Transition Plan, such that the brand migration set forth therein is completed on or before the termination date of this Agreement.

(b)           Clarification. Notwithstanding anything to the contrary, (i) such Brand Transition Plan shall be subject to the terms and conditions of this Agreement (and, in the event of any inconsistency, the terms of this Agreement shall govern), (ii) in the case of an Immediate Termination Event, Licensor shall have the discretion to require immediate cessation by Licensee of the use of the Licensed Mark or the Phase-Out M&E Licensed Mark and (iii) except as expressly agreed by Licensor, all sublicenses under this Agreement and use of the Licensed Mark by any Affiliate or sublicensee shall terminate upon the termination of this Agreement.

Article X
EFFECT OF TERMINATION

Section 10.1        Effect of Termination.

(a)           Cease Use. Subject to the Brand Transition Plan agreed upon by the Parties, upon termination of this Agreement or the licenses granted herein, Licensee and its sublicensees shall have no further right to use the Licensed Mark or the Phase-Out M&E Licensed Mark in any manner whatsoever (including as part of any corporate entity’s name or trade name) and shall: (a) destroy and certify in writing within thirty (30) days the destruction of any tangible materials bearing, referencing or otherwise employing any Licensed Mark or the Phase-Out M&E Licensed Mark and (b) promptly change any legal entity name, corporate name, dba name or trade name incorporating or referencing any Licensed Mark or the Phase-Out M&E Licensed Mark to a legal entity name, corporate name, dba name or trade name which does not incorporate or reference any Licensed Mark or the Phase-Out M&E Licensed Mark or any component similar to any Licensed Mark, the Phase-Out M&E Licensed Mark or Amex Trademarks. Following the termination of this Agreement or the licenses granted herein, Licensee shall, and shall cause its sublicensees to, cease and desist from all use of any Trademarks owned by Licensor or its Affiliates (including the Licensed Mark, the Phase-Out M&E Licensed Mark and Amex Trademarks), or any part or variation of, or Trademarks similar to, any of the foregoing.

(b)           Survival. (i) Section 3.1(a), Section 3.1(c)(i), Section 3.2(d), Section 5.3(e), Section 8.7, and Articles X, XI, XII and XIII (other than Section 13.1) herein shall survive termination of this Agreement and (ii) Section 6.6 shall survive the termination of this Agreement to the extent provided for in Section 6.6(c); provided that to the extent any provision expressly provides for a specific duration of survival after termination of this Agreement, such provision shall survive to the extent provided therein. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, any other agreement between the Parties or their Affiliates, or otherwise, Section 8.5 of this Agreement shall remain in effect, and shall be enforceable by Licensor, at all times that any Payment Provider Obligation or Leisure Marketing Restriction remains in effect (whether such obligation is contained in this Agreement, in the Global Commercial Services Operating Agreement or in the Consumer Services Operating Agreement).

Article XI
WARRANTY DISCLAIMER; LIMITATIONS OF LIABILITY

Section 11.1        WARRANTY DISCLAIMER. THE LICENSES UNDER THIS AGREEMENT ARE PROVIDED “AS-IS” AND LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE MARKS OR ANY RIGHTS GRANTED HEREUNDER, INCLUDING WARRANTIES OF NON-INFRINGEMENT OF THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS, OR REGARDING THE SCOPE, VALIDITY OR ENFORCEABILITY OF THE LICENSED MARK OR THE PHASE-OUT M&E LICENSED MARK.

Section 11.2        Limitations of Liability. without limitation, and subject, to section 8.5, Neither party shall be liable to the other party or its Affiliates OR SUBLICENSEES for indirect, incidental, consequential, exemplary, punitive or special damages, including lost profits, regardless of the form of the action or the theory of recovery, even if such other party has been advised of the possibility of those damages.

Section 11.3        Pass-Down of Limitations. Licensee shall use commercially reasonable efforts to ensure that its and any of its sublicensees’ contracts with third parties regarding products and services contain comparable warranty and liability disclaimers in favor of Licensor, including a statement to the effect that, notwithstanding Licensee’s use of the Licensed Mark or the Phase-Out M&E Licensed Mark, Licensor is not responsible for and provides no warranty of any kind, express or implied, in connection with any product or service of Licensee, and that Licensor is not liable for any damages, including any special, incidental, direct or consequential damages or any personal injuries arising out of or relating thereto.

Article XII
INDEMNITY

Section 12.1        Licensee Indemnity. Licensee shall indemnify and hold harmless Licensor and its Affiliates from and against any losses, debts, liabilities, obligations, damages, judgments, settlements and expenses (including interest and penalties recovered by a third party with respect thereto and reasonable out-of-pocket attorneys’ fees and expenses and reasonable out-of-pocket accountants’ fees and expenses incurred in the investigation or defense of any indemnification matter provided for herein or the pursuit of a direct claim in respect of such indemnification matter) (“Losses”) suffered or incurred by Licensor after the date hereof that arise from any third-party claim against Licensor or its Affiliates after the date hereof based on (i) Licensee’s or its sublicensees’ products or services, (ii) the infringement of third-party intellectual property (or any violations of privacy or publicity rights) by Licensee’s or its sublicensees’ products or services except to the extent such a claim is based on an alleged infringement or violation of third-party trademark rights specifically from the use of the Licensed Mark or the Phase-Out Licensed M&E Mark in accordance with the terms of this Agreement or (iii) any breach or violation of this Agreement by Licensee or its sublicensees, in each case other than claims solely based on Licensor’s capacity as a shareholder of GBT Holdco that do not relate to or arise from this Agreement nor Licensor’s capacity as the owner of the Licensed Mark or the Phase-Out Licensed M&E Mark.

Section 12.2        Licensor Indemnity. Licensor shall indemnify and hold harmless Licensee and its Affiliates from and against any Losses suffered or incurred by Licensee that arise from any third-party claim against Licensee based on any breach or violation of this Agreement by Licensor. None of Juweel, any of its direct or indirect equity holders, EG Corporate Travel Holdings LLC, APSG Sponsor, L.P., any other equity holder of GBT Holdco or any of their respective directors, officers, employees, agents, Affiliates or other Representatives shall be considered a third party for the purpose of any Licensor’s indemnification obligations under this Agreement, nor shall Licensee bring any claim against Licensor that is covered by or arises under any other agreement (including any claims that may be asserted thereunder).

Section 12.3        Reimbursement. If a claim for indemnification is brought against a Party pursuant to this Article XII for which the claimant does not prevail, the claimant (or the Party with which such claimant is affiliated) shall reimburse the Party whom the claim was brought against for its reasonable out-of-pocket attorney’s fees and expenses and reasonable out-of-pocket accountants’ fees and expenses incurred in the investigation or defense of such direct claim.

Article XIII
MISCELLANEOUS

Section 13.1        Insurance Requirements. Licensee shall provide and maintain in effect the minimum insurance requirements to be set forth in Schedule H to this Agreement.

Section 13.2        Remedies. Licensee acknowledges that any breach of this Agreement by Licensee or its Affiliates or sublicensees will cause irreparable harm to Licensor and the value of the Licensed Mark and the Phase-Out M&E Licensed Mark. Licensee acknowledges and waives any right to contest that Licensor may seek a preliminary injunction in the case of any breach of this Agreement and further acknowledges that Licensor shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law (without being required to post a bond or other security or provide special proof, which requirement the receiving party agrees to waive).

Section 13.3        Waiver. No failure of Licensor to exercise, and no delay by it in exercising, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof.

Section 13.4        GBT Holdco Cooperation. In consideration for Licensor’s willingness to enter into this Agreement, GBT Holdco shall, and agrees to cause Licensee and any other direct or indirect controlled Affiliate of GBT Holdco to comply with (a) the terms and conditions of this Agreement (including, in the case of such sublicensees, to the extent the terms and conditions of this Agreement relate to the use of the Licensed Mark or the Phase-Out M&E Licensed Mark and related restrictions set forth in this Agreement, in each case, as if such controlled Affiliate was a party thereto), including each Leisure Marketing Restriction and, to the extent applicable, any sublicense entered into pursuant to and consistent with this Agreement and (b) each of the Payment Provider Obligations (whether such obligation is contained in this Agreement, in the Global Commercial Services Operating Agreement or in the Consumer Services Operating Agreement); provided, however, that notwithstanding the foregoing, Licensor shall only be entitled to enforce claims for monetary damages against GBT Holdco to the extent Licensee fails to or is unable to promptly satisfy such damages. In the event GBT Holdco or any of its permitted successors or assigns (a) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any Person, then, GBT Holdco or such permitted successor or assign shall provide Licensor with written notice prior to consummation of such transaction and, if elected by Licensor, shall make proper provision so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 13.4, without relieving GBT Holdco or such permitted successor or assign of its obligations under this Section 13.4. Neither any rights nor obligations under this Section 13.4 shall be assigned, in whole or in part, by operation of Law or otherwise, by GBT Holdco or any of its permitted successors or assigns without the prior written consent of Licensor.

Section 13.5        Severability.

(a)           Subject to Section 13.5(b), if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated thereby is not fundamentally changed. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated thereby be consummated as originally contemplated to the greatest extent possible.

(b)           If Section 8.5(a) or Section 8.5(b) is invalid, illegal or incapable of being enforced by any applicable Law or public policy, Licensor shall have the right, but not the obligation, to terminate this Agreement pursuant to Section 8.4(a)(ii).  Notwithstanding anything contained in the Agreement to the contrary, no breach by Licensee or any of its Affiliates, including a breach of the Payment Provider Obligations or Leisure Marketing Restrictions, shall be assumed to be material.  Instead, the materiality of any such breach shall be based solely on an analysis of the nature and circumstance of the breach.

Section 13.6        No Assignment. Licensee shall not (nor shall it purport to) assign, transfer, subcontract, charge, put in trust or otherwise obtain the benefit of all or any of its rights under this Agreement, and Licensee shall not, directly or indirectly, assign, pledge, transfer or encumber the Licensed Mark or the Phase-Out M&E Licensed Mark or permit any third party to use the Licensed Mark or the Phase-Out M&E Licensed Mark, including any trustee in bankruptcy, receiver or other successor of Licensee, whether by operation of law or otherwise. Without limiting the foregoing, the sale, transfer or disposition of any interest by GBT Holdco of Licensee shall be deemed a prohibited assignment under this Agreement. Licensee shall not use and shall not authorize any third party, including any sublicensee, to use the Licensed Mark or the Phase-Out M&E Licensed Mark as security or collateral for any loans or any indebtedness. For the avoidance of doubt, this Section 13.6 shall not prohibit sublicensing as permitted pursuant to Section 2.2 above.

Section 13.7        Governing Law; Dispute Resolution; Venue. Any dispute arising out of or relating to or in connection with this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule thereof or any other jurisdiction that would give rise to the application of the Laws of another jurisdiction. Without limitation to the dispute resolution mechanisms set forth in Section 5.3(b), Section 5.4(a)(i)(4) or Section 5.4(b), the exclusive jurisdiction and venue for any actions arising out of, relating to or in connection with this Agreement shall be the United States District Court for the Southern District of New York or in New York State court located in the Borough of Manhattan; provided, that any disputes arising out of or relating to the procedures of any audits conducted under Section 6.8 or Article VII shall first be subject to resolution through the procedures set forth in Schedule M and, to the extent any such disputes remain unresolved following completion of the escalation process in Schedule M, such disputes may be resolved through litigation in accordance with Section 13.2 and Section 13.7.

Section 13.8        Amendment and Modification. This Agreement may not be amended, modified and supplemented except pursuant to a written instrument signed by the Parties expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 13.9        Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given (and shall be deemed to have been duly given upon receipt) if mailed, delivered personally, sent by facsimile (which is confirmed), by electronic mail (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

in the case of Licensor, to:

c/o American Express Company

200 Vesey Street

New York, New York 10285

Attention:  Chief Development Officer/General Counsel

Fax:  (212) 640 0131

With a required separate email copy to:

CorpTransactionNotices@aexp.com

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Paul J. Shim, Kimberly Spoerri

Email: pshim@cgsh.com, kspoerri@cgsh.com

Fax: (212) 225-3999

in the case of Licensee, to:

GBT Travel Services UK Limited

5 Churchill Place

Canary Wharf, London

E14 5HU, England

Attention: General Counsel’s Office

with a copy to:

c/o GBT US LLC

666 3rd Avenue, Fourth Floor

New York, New York 10172

Attention: General Counsel’s Office

or to such other address or fax number as either Licensor on the one hand or Licensee on the other may from time to time notify to the other.

Section 13.10    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when the two or more counterparts have been signed by each of the Parties and delivered to the other Parties. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, “.pdf” or other electronic transmission will be as effective as delivery of a manually executed counterpart of this Agreement.

Section 13.11    Entire Agreement. This Agreement, together with the Schedules hereto, constitute the entire agreement among the Parties in relation to the subject matter hereof and supersede and extinguish, and each Party in entering into this Agreement and such other documents agrees that it does not rely on and shall have no remedy in respect of, all prior drafts and all prior agreements, understandings, undertakings, arrangements, representations and warranties (of any nature whatsoever, of any Person whether party to this Agreement or not and whether written or oral) in relation to such subject matter other than as expressly set out in this Agreement.

Section 13.12    Construction.

(a)           Meaning. The words “this Agreement,” “hereof,” “herein,” “hereby,” “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and Schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”. The words describing the singular number shall include the plural and vice versa. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import shall be deemed to refer to the Effective Date. The word “or” is not exclusive and the words “will” and “will not” are expressions of command and not merely expressions of future intent or expectation, in each case, unless the context otherwise requires. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified. The symbol “$” and the word “dollars” shall mean U.S. dollars. Any reference to any law shall be deemed to refer to such law as amended or superseded and all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference to an agreement shall be deemed to be a reference to such agreement, as amended, restated, modified and supplemented. All accounting terms used herein shall be interpreted in accordance with GAAP.

(b)            Joint Participation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

(c)           Headings. The section headings contained in this Agreement (including the Schedules hereto) are included for convenience only, and shall not affect in any way the meaning, construction or interpretation of this Agreement.

(d)           Schedules. The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. In the event of any conflict between the provisions of this Agreement and any Schedule, the provisions of this Agreement shall control.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.

By:
Name:
Title:

GBT TRAVEL SERVICES UK LIMITED

By:
Name:
Title:

For purposes of Section 1.2 only:

GBT JERSEYCO LIMITED

By:
Name:
Title:

For purposes of Sections 1.3 and 3.1(c)(i) only:

GBT US LLC

By:
Name:
Title:

For purposes of Section 1.3 only:

GBT III B.V.

By:
Name:
Title:

For purposes of Section 1.2, 2.1(c)(i) and 13.4 only:

GLOBAL BUSINESS TRAVEL GROUP, INC.

By:
Name:
Title:

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